Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

By and Among

INKTOMI CORPORATION

RIVER KWAI ACQUISITION CORPORATION

AND

FASTFORWARD NETWORKS, INC.

Dated as of September 12, 2000

TABLE OF CONTENTS

Page

ARTICLE I THE MERGER	2
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY	7
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	25
Section 3.1	Organization of Parent and Merger Sub	25
Section 3.2	Authority	25
Section 3.3	Parent Common Stock	25
Section 3.4	SEC Filings; Parent Financial Statements	25
Section 3.5	Business Changes	26
Section 3.6	Capitalization	26
Section 3.7	Interim Operation of Merger Sub	26
Section 3.8	Brokers’ and Finders’ Fees	26

i

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME	26
Section 4.1	Conduct of Business of the Company	26
ARTICLE V ADDITIONAL AGREEMENTS	28
ARTICLE VI CONDITIONS TO THE MERGER	34
Section 6.1	Conditions to Obligations of Each Party to Effect the Merger	34
Section 6.2	Additional Conditions to Obligations of the Company.	34
Section 6.3	Additional Conditions to the Obligations of Parent and Merger Sub	35
ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW	36
ARTICLE VIII LIMITATION OF LIABILITY	43
Section 8.1	Limitation	43
ARTICLE IX TERMINATION, AMENDMENT AND WAIVER	43
Section 9.1	Termination	43
Section 9.2	Effect of Termination	44
Section 9.3	Amendment	44
Section 9.4	Extension; Waiver.	44

ii

ARTICLE X GENERAL PROVISIONS	45

iii

AGREEMENT AND PLAN OF REORGANIZATION

      This Agreement and Plan of Reorganization (the “Agreement”) is made and entered into as of September 12, 2000 by and among Inktomi Corporation, a Delaware corporation (“Parent ”); River Kwai Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); FastForward Networks, Inc., a Delaware corporation (the “Company”); and with respect to Section 9.3 and certain provisions of Article VII of this Agreement, Abhay Parekh, as Securityholder Agent (as defined in Article VII of this Agreement) and U.S. Bank Trust, National Association, as Escrow Agent (as defined in Article VII of this Agreement).

RECITALS

        Parent, Merger Sub, and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the Delaware General Corporation Law (“Delaware Law”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

        The parties intend that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code” ). For accounting purposes, the parties intend that the Merger be treated as a “pooling–of–interests.”

        The Board of Directors of the Company has (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement, the Merger, and the other transactions contemplated by this Agreement, and (iii) determined to unanimously recommend that the stockholders of the Company adopt and approve the principal terms of this Agreement and approve the Merger.

        The Boards of Directors of each of Parent and Merger Sub have (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its stockholders and (ii) approved this Agreement, the Merger, and the other transactions contemplated by this Agreement.

        Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, each outstanding share of the Company’s authorized Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (collectively, “Company Capital Stock”) and all outstanding options or other rights to acquire or receive shares of Company Capital Stock shall be converted into the right to receive shares of Parent’s authorized Common Stock, $0.001 par value per share (“Parent Common Stock”), at the rate determined in this Agreement. The Company’s authorized Common Stock is sometimes referred to as “Company Common,” and the Company’s authorized Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock are sometimes referred to collectively as “Company Preferred.”

        A portion of the shares of Parent Common Stock otherwise issuable by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions, all as set forth in Article VII.

        Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, (i) each of the stockholders of the Company listed on Schedule 5.15 is entering into a Voting Agreement substantially in the form attached as Exhibit A; and (ii) each of the affiliate stockholders of the Company listed on Schedule 5.11 is entering into an Affiliate Agreement substantially in the form attached as Exhibit B.

        Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the employees of the Company listed on Schedule 5.16 are entering into Employment Agreements substantially in the forms attached as Exhibit C.

      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth in this Agreement, and for other good and valuable consideration, intending to be legally bound, the parties agree as follows:

ARTICLE I

THE MERGER

        Section 1.1  The Merger.

        At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company as the surviving corporation after the Merger is sometimes referred to as the “Surviving Corporation.”

        Section 1.2  Effective Time.

        Unless this Agreement is earlier terminated pursuant to Article IX, the closing of the Merger (the “Closing”) shall occur as promptly as practicable following the later to occur of (i) October 1, 2000 or (ii) five (5) business days following satisfaction or waiver of the conditions set forth in Article VI. In no event shall any party be required to effect the Closing prior to October 1, 2000. The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Palo Alto, California 94301, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is referred to as the “Closing Date.” On the Closing Date, the parties shall cause the Merger to be consummated by filing a Certificate of Merger or like instrument (the “Merger Certificate”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of Delaware of such filing is referred to as the “Effective Time”).

        Section 1.3  Effect of the Merger.

        At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, and duties of the Company and Merger Sub shall become the debts, liabilities, and duties of the Surviving Corporation.

        Section 1.4  Certificate of Incorporation; Bylaws.

              (a)  Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is FastForward Networks, Inc.”

              (b)  The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

        Section 1.5  Directors and Officers.

        The director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

        Section 1.6  Effect on Company Capital Stock.

        Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger, and without any action on the part of the holder of any of the issued and outstanding shares of Company Capital Stock:

              (a)  Cancellation of Parent-Owned and Company-Owned Stock. All shares of Company Capital Stock that are owned directly or indirectly by the Company or any subsidiary of the Company, or by Parent or any subsidiary of Parent, shall be cancelled and extinguished, and no stock of Parent or other consideration shall be delivered in exchange therefor.

              (b)  Conversion of Company Capital Stock. Other than shares to be cancelled pursuant to Section 1.6(a) above, Dissenting Shares (as defined in Section 1.7(a) below), and fractional shares, if any, as provided in Section 1.6(i) below, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted automatically, without any action on the part of the holder thereof, into the right to receive a number of shares of Parent Common Stock equal to the quotient obtained by dividing (i) 12,000,000 by (ii) the Fully Diluted Number of Shares of Company Capital Stock (as defined below) as of immediately prior to the Effective Time (such quotient, the “Exchange Ratio”), upon surrender in the manner provided in Section 1.8 of the certificate(s) representing such shares of Company Capital Stock. The sum of (A) the maximum number of shares of Parent Common Stock to be issued in the Merger and the transactions contemplated by this Agreement in exchange for Company Capital Stock or rights to acquire Company Capital Stock, including all shares of Company Capital Stock or rights to acquire Company Capital Stock included in the calculations and, if applicable, subsequent conversion to Company Common, of the Fully Diluted Number of Shares of Company Capital Stock (which does not include the number of shares of Company Capital Stock owned by Parent or any Subsidiaries of Parent to be cancelled pursuant to Section 1.6(a) hereof) and (B) the product of (i) the number of shares of Company Capital Stock owned by Parent or any Subsidiaries of Parent to be cancelled pursuant to Section 1.6(a) hereof and (ii) the Exchange Ratio shall be equal to 12,000,000 (the “Aggregate Consideration”).

              For purposes of the calculations above, “Fully Diluted Number of Shares of Company Capital Stock” shall be equal to the sum of:

                            (i)  the number of shares of Company Common outstanding immediately prior to the Effective Time;

                            (ii)  the number of shares of Company Common issuable upon the conversion of any shares of Company Preferred outstanding immediately prior to the Effective Time;

                            (iii)  the number of shares of Company Common issuable upon the exercise, and, if applicable, subsequent conversion to Company Common, of any Company Options outstanding immediately prior to the Effective Time (whether or not such Company Options are then vested or unvested, exercisable or unexercisable);

                            (iv)  the number of shares of Company Common issuable upon the exercise, and, if applicable, subsequent conversion to Company Common, of any Company Warrants outstanding immediately prior to the Effective Time (whether or not such Company Warrants are then vested or unvested, exercisable or unexercisable); and

                            (v)   the number of shares of Company Common issuable upon the exercise of, and, if applicable, subsequent conversion of, any other rights to acquire any securities of the Company of any nature whatsoever to Company Common; including without limitation any rights to acquire any securities of the Company described on Schedule 2.2, including without limitation rights granted to Mark Handley and the six persons offered employment by the Company who have applied for H1-B visas, but excluding any shares of Company Common issuable upon the exercise of Additional Permitted Options (as defined in Section 4.1(j).

              (c)  Escrow. 1,185,083 shares of Parent Common Stock shall be subject to the Escrow Fund established pursuant to Article VII below (with fractional shares as to any holder of Company Capital Stock to be rounded down to a whole share) (the “Escrow Amount”).

              (d)  Stock Options. At the Effective Time, all purchase rights and options to purchase Company Common (each, a “Company Option ”) then outstanding under the Company’s 1998 Stock Plan or otherwise (the “Option Plan”) (whether or not exercisable and whether or not vested), or otherwise, shall remain outstanding following the Effective Time and shall be assumed by Parent in accordance with provisions described below:

                            (i)   Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plan and/or as provided in the respective purchase rights or option agreements, governing such Company Option immediately prior to the Effective Time (including, without limitation, any vesting or repurchase rights relating thereto), except that (A) such Company Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent (the “Assumed Options Exercise Price”).

                            (ii)   Promptly following the Effective Time, Parent will issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption of such Company Option by Parent.

              (e)  Warrants. At the Effective Time, each outstanding warrant to purchase shares of Company Capital Stock shall be, in connection with the Merger, assumed by Parent. Such assumed warrants shall continue to have, and be subject to, the same terms and conditions set forth in the respective warrant agreements governing such warrants immediately prior to the Effective Time, except that such warrant shall, following the Effective Time, be exercisable only for shares of Parent Common Stock, in such number and at such exercise price as is determined by applying the Exchange Ratio in accordance with the terms of the applicable warrant agreement.

              (f)  Conversion Schedule. Attached as Exhibit D is a schedule (the “Preliminary Conversion Schedule”) showing the number of shares of Parent Common Stock to be issued to each holder of Company Capital Stock and each holder of rights to acquire Company Capital Stock including the number of shares of Parent Common Stock to be deposited in the Escrow Fund (defined in Section 7.3), as of the execution of this Agreement as if the Effective Time and the exchange of shares pursuant to the Merger had occurred as of the date of the execution of this Agreement. The Securityholder Agent shall prepare a final schedule as of the Effective Time (the “Final Conversion Schedule”), and an officer of the Company shall execute the Final Conversion Schedule and deliver to Parent at Closing.

              (g)  Stock Subject to Repurchase. All shares of Parent Common Stock which are issued in the Merger in exchange for shares of Company Capital Stock which, under applicable stock purchase, stock restriction, or similar agreements with the Company, are unvested or subject to a repurchase option or other condition of forfeiture that by its terms does not terminate due to the Merger (“Company Restricted Stock”), will also be unvested or subject to the same repurchase option or other condition (except that Parent will be substituted for the Company, where appropriate), as the case may be, and the certificates evidencing such shares will be marked with an appropriate legend.

              (h)  Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid, and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

              (i)  Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization, or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date of this Agreement and prior to the Effective Time.

              (j)  Fractional Shares. No fractional shares of Parent Common Stock shall be issued, but in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent an amount of cash equal to the product of (i) such fraction and (ii) the Pre-Closing Trading Price of Parent Common Stock. For purposes of this Agreement, the “Pre-Closing Trading Price of Parent Common Stock” shall equal the average per-share closing price of Parent Common Stock in trading on the Nasdaq National Market over the ten trading days ending two trading days immediately prior to the execution of this Agreement.

              (k)  Adjustments to Aggregate Consideration. If, at any time or from time to time between the date of this Agreement and the Closing, the Company issues any Additional Permitted Options (as defined in Section 4.1(j)) under the Option Plan, then the Aggregate Consideration shall be increased by that number of shares of Parent Common Stock equal to the product of (i) the aggregate number of shares of Company Common that are issuable upon exercise of all such Additional Permitted Options multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock.

        Section 1.7  Appraisal Rights.

              (a)  Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with Section 262 of Delaware Law or, if applicable, dissenters’ rights for such shares in accordance with Chapter 13 of the California Corporations Code (“California Law”) and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights or, if applicable, dissenters’ rights (“Dissenting Shares”), shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law or, if applicable, California Law. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation.

              (b)  Notwithstanding the provisions of subsection (a), if any holder of shares of Company Capital Stock who demands appraisal of such shares under Delaware Law or, if applicable, dissenters’ rights with respect to such shares under California Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal or, if applicable, dissent, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive Parent Common Stock and cash in lieu of fractional shares as provided in Section 1.6, as the case may be, without interest thereon, upon surrender of the certificate representing such shares of Company Capital Stock.

              (c)  The Company shall give Parent (i) prompt notice of any written demands for appraisal or dissenters’ rights with respect to any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law or California Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law or dissenters’ rights under California Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of or dissenters’ rights on capital stock of the Company or offer to settle or settle any such demands.

        Section 1.8  Surrender of Certificates.

              (a)  Exchange Agent. Prior to the Effective Time, Parent shall designate Wells Fargo Shareowner Services to act as exchange agent (the “Exchange Agent”) in the Merger.

              (b)  Parent to Provide Common Stock. As soon as practicable after the Effective Time, but in any event within three (3) days thereafter, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the aggregate number of shares of Parent Common Stock issuable pursuant to Section 1.6(b) and the aggregate cash payment owing pursuant to Section 1.6(j) in exchange for outstanding shares of Company Capital Stock; provided, however, that, on behalf of the holders of Company Capital Stock, and pursuant to Article VII, Parent shall deposit into an escrow account a number of shares of Parent Common Stock equal to the Escrow Amount out of the aggregate number of shares of Parent Common Stock otherwise issuable pursuant to Section 1.6. The portion of the Escrow Amount contributed on behalf of each holder of Company Capital Stock shall be in accordance with the Final Conversion Schedule and shall be in proportion to the aggregate number of shares of Parent Common Stock which such holder would otherwise be entitled to receive under Section 1.6(b) by virtue of ownership of outstanding shares of Company Capital Stock immediately prior to the Effective Time.

              (c)  Exchange Procedures. As soon as practicable after the Effective Time, the Company shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the “Certificates”) whose shares were converted into the right to receive shares of Parent Common pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions to such letter and subject to the requirements and restrictions of any other agreement between Parent and any holder of Company Capital Stock on or before the Effective Time, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (less the number of shares of Parent Common Stock to be deposited in the Escrow Fund on such holder’s behalf pursuant to Article VII), plus cash in lieu of fractional shares in accordance with Section 1.6(j), to which such holder is en titled pursuant to Section 1.6, and the Certificate so surrendered shall be cancelled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VII, Parent shall cause to be distributed to the Escrow Agent (as defined in Article VII) a certificate or certificates representing that number of shares of Parent Common Stock equal to the Escrow Amount which shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Parent as provided in Article VII. Until so surrendered as contemplated by this Section 1.8, each outstanding Certificate that, immediately prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted pursuant to this Agreement and Delaware Law and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(j).

              (d)  Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

              (e)  Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

              (f)  No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, the Surviving Corporation, or any party to this Agreement shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat, or similar law.

        Section 1.9  No Further Ownership Rights in Company Capital Stock.

        All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms of this Agreement (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock. There shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

        Section 1.10  Lost, Stolen, or Destroyed Certificates.

        If any certificates evidencing shares of Company Capital Stock shall have been lost, stolen, or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen, or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and cash for fractional shares, if any, as may be required pursuant to Section 1.6 and any dividends or other distributions as may be required pursuant to Section 1.8; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen, or destroyed.

        Section 1.11  Taking of Necessary Action; Further Action.

        If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the disclosure letter, each such disclosure referencing the appropriate section numbers of this Agreement as to which an exception exists (provided that the inclusion of an item as an exception to one section of this Agreement shall cause that item to be an exception to, and only to, any other obviously applicable section) supplied by the Company to Parent (the “Company Schedules”) and dated as of the date of this Agreement, as follows:

        Section 2.1  Organization of the Company.

        The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power to own, lease, and operate its properties and to carry on its business as now being conducted and as proposed to be conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Company Material Adverse Effect (as defined in Section 10.3(d)). The Company has delivered to counsel for Parent a true and correct copy of its Amended and Restated Certificate of Incorporation (the “Restated Certificate”) and its Bylaws, each as amended to date.

        Section 2.2  Company Capital Structure.

              (a)  The authorized capital stock of the Company consists of 60,000,000 shares of Company Common and 16,000,000 shares of Company Preferred, of which 4,200,000 shares have been designated Series A Preferred Stock, of which 7,400,000 shares have been designated Series B Preferred Stock, and of which 4,220,000 shares have been designated Series C Preferred Stock. As of the date of this Agreement, the Company has issued and outstanding 22,116,530 shares of Company Common, 4,100,000 shares of its Series A Preferred Stock, 7,200,000 shares of its Series B Preferred Stock, and 3,728,444 shares of its Series C Preferred Stock. All outstanding shares of Company Capital Stock are, and any shares of Company Capital Stock issuable upon exercise of any outstanding options, warrants, conversion rights, or other rights, will be, when issued in accordance with the terms of the respective agreements governing such o ptions, warrants, conversion rights or other rights, duly authorized, validly issued, fully paid, and non-assessable and not subject to any preemptive rights created by statute, the Restated Certificate, or any agreement to which the Company is a party or by which the Company is bound. Schedule 2.2(a) sets forth a complete and accurate list of all issued and outstanding shares of Company Capital Stock, identifying the name and domicile address of the registered holder thereof, the price paid for such securities, and the acquisition date. Elan Amir owns 1,600,000 shares of Company Common, and he has no rights to any other shares of Company Capital Stock from the Company, including, without limitation, any shares of Company Capital Stock issuable upon exercise of any outstanding options, warrants, conversion rights, or other rights. As of the date of this Agreement, of the outstanding Company Common, 11,924,136 shares constitute Company Restricted Stock that are subject to a right of repurchase or other risk o f forfeiture. Schedule 2.2(a) separately identifies all outstanding Company Common that is Company Restricted Stock, describes the applicable vesting terms, specifies the number of shares vested as of the date of this Agreement, and indicates the extent, if any, to which the repurchase option or similar vesting term will be accelerated by the transactions contemplated by this Agreement.

              (b)  The Company has reserved 9,000,000 shares of Company Common for issuance to employees, directors and consultants pursuant to the Option Plan, of which 7,404,530 shares have been issued upon exercise of Company Options, of which 7,316,530 are reflected as outstanding Company Common in Section 2.2(a) above; of which Company Options to acquire 1,313,472 shares of Company Common are outstanding and unexercised; and of which 369,998 shares remain available for future grants under the Option Plan. Schedule 2.2(b) sets forth in chronological order for each outstanding Company Option the name of the holder of such option or right, the domicile address of such holder, an indication of whether such holder is an employee of or consultant to the Company, the status of the option as either an incentive stock option under Section 422 of the Code or a nonstatutory stock option, the date of grant or issuance of such option or right, the number of shares of Common Stock subject to such option or right, the exercise price of such option or right and the vesting schedule for such option or right, including the extent vested to the date of this Agreement and an indication of the extent, if any, to which the exercisability of such option or right will be accelerated and become exercisable by the transactions contemplated by this Agreement.

              (c)  The Company has reserved 148,000 shares of Series B Preferred Stock for issuance upon exercise of outstanding warrants (the “Warrants ”). Schedule 2.2(c) sets forth, with respect to each Warrant, the name of the holder of such Warrant, the total number of shares of the Company’s Series B Preferred Stock that are subject to such Warrant and the term of such Warrant.

              (d)  Except as set forth in Schedules 2.2(a), 2.2(b) and 2.2(c) and except for conversion rights of the Company Preferred, the Company has no commitment or obligation of any character, either firm or conditional, written or oral, to issue, deliver or sell, or repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, under offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, calls, conversion rights, or otherwise, any shares of the capital stock or other securities of the Company. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the shares of capital stock of the Company. Except as set forth in Schedules 2.2(a), 2.2(b) and 2.2(c), there are no securities of the Company issued, reserved for issuance, or outstanding. All issued and outstanding sec urities of the Company have been offered, issued, and delivered in compliance in all material respects with applicable federal and state securities laws. Other than the Option Plan, the Company has never adopted or maintained any stock option plan, stock purchase plan, or similar plan providing for the equity compensation of any person. There are no (and have never been any) outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. No repricing of options or stock purchase rights has occurred since the date of the Company’s incorporation.

              (e)  As a result of the Merger, Parent will be the record and sole beneficial owner of all outstanding shares of the Company’s capital stock and all rights to acquire or receive such capital stock.

        Section 2.3  Subsidiaries.

        The Company does not have, and has never had, any subsidiaries or affiliated companies and does not otherwise own, and has never otherwise owned, any equity, debt, or other ownership interest in, and does not control and has never controlled, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

        Section 2.4  Authority.

        The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger and this Agreement by the Company’s stockholders as contemplated by Section 5.2. Stockholders of the Company holding a sufficient number of shares of Company Capital Stock to approve the Merger and this Agreement in accordance with Delaware Law, the Restated Certificate, and the Company’s Bylaws have duly executed the Voting Agreement in the form attached as Exhibit A. The vote required of the Company’s stockholders to duly approve the Merger and this Agreement is that number of shares as would constitute a majority o f the outstanding shares of (a) the Company Common and the Company Preferred, voting together as a single class, and (b) the Company Preferred voting separately as a single class (in each case with each share of Company Preferred being entitled to a number of votes equal to the number of whole shares of Company Common into which such share of Company Preferred could be converted on the record date for the vote). The Company’s Board of Directors has unanimously approved the Merger and this Agreement.

This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        Section 2.5  No Conflict.

        The execution and delivery of this Agreement by the Company do not, and as of the Effective Time, the consummation of the transactions contemplated by this Agreement will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Restated Certificate or the Company’s Bylaws or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets or on which the Company’s business, financial condition, operations or prospects is substantially dependent, the conflict, violation, default, termination, cancellation , acceleration or loss of which could reasonably be expected to result in (A) a material adverse effect upon the ability of the Company to consummate the Merger or (B) a Company Material Adverse Effect.

        Section 2.6  Consents.

        No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (“Governmental Entity”) or any third party (so as not to trigger any Conflict) is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Merger Certificate with the Secretary of State of the State of Delaware, (ii) the pre-merger notification and waiting period requirements (the “HSR Approval”) of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarati ons and filings as may be required under applicable state securities laws (including the filing with the California Department of Corporations seeking the 3(a)(10) Permit as contemplated by Section 5.1), and (iv) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as are set forth on Schedule 2.6.

        Section 2.7  Company Financial Statements.

        Schedule 2.7 sets forth true and correct copies of (i) the Company’s audited balance sheets as of December 31, 1999 and December 31, 1998 and the related audited statements of income and cash-flows for the respective periods then ended (the “Company Year-End Financials”) and (ii) the Company’s unaudited balance sheet as of July 31, 2000 and the related unaudited statements of income and cash-flows for the seven-month period then ended (the “Company Interim Financials”). The Company Year-End Financials and the Company Interim Financials are collectively referred to as the “Company Financials.” The Company Financials are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, and consistent with each other, except for the absence of footnotes in the case of the Company Interim Financials. The Company Year-End Financials and Company Interim Financials present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject, in the case of the Company Interim Financials, to normal and recurring year-end audit adjustments. The Company’s unaudited Balance Sheet as of July 31, 2000 is referred to as the “Company Balance Sheet.”

        Section 2.8  No Undisclosed Liabilities.

        The Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type (“Liabilities”), whether accrued, absolute, contingent, matured, unmatured or otherwise, which (i) has not been reflected in the Company Balance Sheet or (ii) has not arisen in the ordinary and usual course of the Company’s business since July 31, 2000, consistent with past practices, except for Liabilities (A) that are not required to be reflected in accordance with GAAP in financial statements or the footnotes thereto, and (B) that could not reasonably be expected to have a Company Material Adverse Effect.

       Section 2.9  Accounts Receivable.

       All accounts receivable shown on the Company Balance Sheet or thereafter acquired until the Effective Time arose in the ordinary course of business, and reasonable reserves have been established with respect thereto. None of the receivables of the Company is subject to any claim of offset, recoupment, set-off, or counterclaim, and, to the knowledge of the Company, there are no facts or circumstances (whether asserted or unasserted) that would give rise to any claim. No person or entity has any lien, charge, pledge, security interest, or other encumbrance on any such receivables, and no agreement for deduction or discount has been made with respect to any of such receivables.

        Section 2.10  Business Changes.

        Since the date of the Company Balance Sheet (or such other date specifically set forth in this section), except as otherwise contemplated by this Agreement, the Company has conducted its business only in the ordinary and usual course, consistent with past practices, and, without limiting the generality of the foregoing:

              (a)  The Company has not sustained any damage, destruction, or loss by reason of fire, explosion, earthquake, casualty, labor trouble (including but not limited to any claim of wrongful discharge or other unlawful labor practice), requisition or taking of property by any government or agent thereof, windstorm, embargo, riot, act of God or public enemy, flood, accident, revocation of license or right to do business, total or partial termination, suspension, default or modification of contracts, governmental restriction or regulation, other calamity, or other similar or dissimilar event (whether or not covered by insurance) that could reasonably be expected to have a Company Material Adverse Effect.

              (b)  There have been no changes in the business, results of operations, or financial condition of the Company which, individually or in the aggregate, have resulted or could reasonably be expected to result in a Company Material Adverse Effect.

              (c)  The Company has not issued, or authorized for issuance, any equity security, bond, note or other security of the Company, except for shares of Company Common issued upon the exercise of the outstanding Company Options listed in Schedule 2.2(b), or accelerated the vesting of any employee stock benefits (including vesting under stock purchase agreements or exercisability of Company Options). The Company has not granted or entered into any commitment or obligation to issue or sell any such equity security, bond, note or other security of the Company, whether pursuant to offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, calls, conversion rights or otherwise, except for shares of Company Common issued upon the exercise of Company Options.

              (d)  The Company has not incurred any additional debt for borrowed money, nor incurred any obligation or liability (fixed, contingent or otherwise), except in the ordinary and usual course of the business of the Company, consistent with past practices.

              (e)  The Company has not paid any obligation or liability (fixed, contingent or otherwise), or discharged or satisfied any lien or encumbrance, or settled any liability, claim, dispute, proceeding, suit, or appeal, pending or threatened against it or any of its assets or properties, except for current liabilities included in the Company Balance Sheet and current liabilities incurred since the date of the Company Balance Sheet in the ordinary and usual course of business of the Company, consistent with past practices.

              (f)  The Company has not declared, set aside for payment, or paid any dividend, payment, or other distribution on or with respect to any share of Company Capital Stock.

              (g)  The Company has not purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any share or shares of Company Capital Stock.

              (h)  The Company has not mortgaged, pledged, otherwise encumbered or subjected to lien any of its assets or properties, tangible or intangible, nor has it committed itself to do any of the foregoing, except for liens for current Taxes (as defined in Section 2.11) which are not yet due and payable and purchase money liens arising out of the purchase or sale of products or services made in the ordinary and usual course of business, consistent with past practice.

              (i)  The Company has not disposed of, or agreed to dispose of, any asset or property, tangible or intangible, except in the ordinary and usual course of business, consistent with past practice, and in each case for a consideration at least equal to the fair value of such asset or property, nor has the Company leased or licensed to others (including officers and directors of the Company), or agreed so to lease or license, any asset or property, except for the licensing of the Company’s software to the Company’s customers in the ordinary course of business consistent with past practice, nor has the Company discontinued any product line or the production, sale or other disposition of any of its products or services.

              (j)  The Company has not purchased or agreed to purchase or otherwise acquire any debt or equity securities of any corporation, partnership, joint venture, firm or other entity. The Company has not made any expenditure or commitment for the purchase, acquisition, construction or improvement of a capital asset, except in the ordinary and usual course of business, consistent with past practice, and the aggregate amount of all such expenditures and commitments made in the ordinary and usual course of business has not exceeded $50,000.

              (k)  The Company has not entered into any transaction or contract, or made any commitment to do the same, except in the ordinary and usual course of business consistent with past practice and not involving an amount in any case in excess of $50,000. The Company has not waived any right of substantial value or cancelled any debts or claims or voluntarily suffered any extraordinary losses other than in the ordinary and usual course of business, consistent with past practice.

              (l)  The Company has not sold, assigned, transferred or conveyed, or committed itself to sell, assign, transfer or convey, any Company Intellectual Property Rights (as defined in Section 2.14), except for the licensing of the Company’s software to the Company’s customers in the ordinary course of business, and the Company has not entered into any product development, technology or product sharing, or similar strategic arrangement with any other party.

              (m)  The Company has not effected or agreed to effect any amendment or supplement to any employee profit sharing, stock option, stock purchase, pension, bonus, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement.

              (n)  The Company has not since December 31, 1999 paid or committed itself to pay to or for the benefit of any of its directors, officers, employees, advisors or stockholders any compensation of any kind other than wages, salaries, and benefits at times and rates in effect prior to December 31, 1999.

              (o)  The Company has not effected or agreed to effect any change, including by way of hiring or involuntary termination, in its directors, executive officers, or key employees.

              (p)  Since July 5, 2000, the Company has not effected or committed itself to effect any amendment or modification of the Restated Certificate or the Company’s Bylaws.

              (q)  The Company has not changed its accounting or Tax methods or practices (including any change in depreciation or amortization policies or rates, any changes in policies in making or reversing accruals, or any change in capitalization of software development costs), except as required by GAAP.

              (r)  The Company has not made or changed any Tax election, or settled or compromised any Tax liability.

              (s)  The Company has not revalued any of its assets.

              (t)  The Company has not made any loan to any person or entity, and the Company has not guaranteed the payment of any loan or debt of any person or entity, except for (x) travel or similar advances made to employees in connection with their employment duties in the ordinary course of business consistent with past practice and (y) accounts receivable incurred in the ordinary course of business consistent with past practice.

              (u)  The Company has not commenced or received any notice of threat of commencement of any lawsuit or proceeding against or investigation of the Company or its affairs.

              (v)  The Company has not negotiated or agreed to do any of the things described in the preceding clauses (a) through (u) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

        Section 2.11  Taxes.

              (a)  For the purposes of this Agreement, (i) “Tax” or, collectively, “Taxes,” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, property or other taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity and (ii) “Tax Return” shall mean any return, report, information or other document (including any related or supporting information) with respect to Taxes or the refiling of any such Tax Return previously filed.

              (b)  The Company (i) has or will have duly and timely filed with the appropriate taxing authorities all Tax Returns required by applicable laws to be filed by the Company on or prior to the Closing Date, and all such Tax Returns are true or will be correct and complete and (ii) except as reserved in the Company Financials in accordance with GAAP, has or will have timely paid all Taxes due or claimed to be due from the Company by any taxing authority with respect to any period prior to or ending as of the Closing Date, or, with respect to Current Taxes, has established an adequate accrual for the payment of Current Taxes on the balance sheet for such fiscal period. For purposes of this Agreement, “Current Taxes” shall mean Taxes with respect to any taxable period ending on or prior to the Closing Date and the taxable year that includes the Closing Date to the extent such taxes are not yet du e and payable on or prior to the Closing Date, including any Taxes imposed under Section 541 of the Code.

              (c)  The Company has not requested any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed and no outstanding waivers or comparable consents that are still in effect regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of the Company.

              (d)  No federal, state, local or foreign audits, examinations or other administrative proceedings or court proceedings (“Audits” ) exist or have been initiated of which the Company has received notice or completed with regard to any Taxes or Tax Returns of the Company, and the Company has not received any notice that such an Audit is pending or threatened with respect to any Taxes due from or with respect to the Company or any Tax Return filed by or with respect to the Company, and no issue has been raised in writing by any tax authority in any Audit of the Company that, if raised with respect to any other period not so audited, could be expected to result in a proposed deficiency for any such period not so audited.

              (e)  The Company has not requested or received an adverse ruling from any taxing authority or signed a closing or other agreement with any taxing authority.

              (f)  The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of any voluntary or involuntary change in accounting method (nor has any taxing authority proposed any such adjustment or change of accounting method).

              (g)  The Company is not a party to, or bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement.

              (h)  No power of attorney has been granted by or with respect to the Company with respect to any matter relating to Taxes.

              (i)  The reserves for Taxes reflected in the Company Balance Sheet are adequate for the payment of all Taxes incurred or which may be incurred by the Company through the date thereof. Since the date of the Company Balance Sheet, the Company has not incurred any liability for Taxes other than in the ordinary course of business.

              (j)  The Company is not, nor has it ever been, a member of an affiliated group filing a consolidated Tax Return (or similar state or local filing group for Tax purposes). The Company has no liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or foreign law), as a transferee or successor, by contract or otherwise.

              (k)  The Company is not, nor has it ever been, a United States real property holding company as defined in Section 897(c)(2) of the Code.

              (l)  The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations.

              (m)  The Company is not a party to any agreement, plan, contract or arrangement, including but not limited to the provisions of this Agreement, with or covering any employee or former employee of, or current or former independent contractor or service provider to, the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G, 404, or 162(m) of the Code, or of any Tax imposed under Section 4999 of the Code or any amount related thereto.

              (n)  The Company has not received notice of any claim made by a Governmental Entity in a jurisdiction where the Company does not file a Tax Return, that the Company is or may be subject to taxation by that jurisdiction.

              (o)  The Company has previously delivered or made available to Parent complete and accurate copies of each of: (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a taxing authority relating to the United States federal, state, local or foreign Taxes due from or with respect to the Company (ii) the United States federal income Tax Returns for the year ended December 31, 1998, and state, local and foreign income Tax Returns, for the year ended December 31, 1998, filed by the Company and (iii) any closing agreements entered into by the Company with any taxing authority in each case existing on the date hereof. The Company will deliver to Parent all materials with respect to the foregoing for all matters arising after the date hereof.

        Section 2.12  Restrictions on Business Activities.

        There is no agreement (noncompetition, field of use, or otherwise), judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably would be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products or services to any class of customers, in any geographic area, during any period of time or in any segment of the market.

        Section 2.13  Title to Properties; Absence of Liens and Encumbrances; Equipment.

              (a)  The Company does not own any real property, has never owned any real property, and holds no right or option to purchase any real property. Schedule 2.13(a) sets forth a complete list of all real property currently leased by the Company, the name of the lessor and the date of the lease and each amendment thereto and with respect to any current lease, the aggregate annual rent. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default). Neither the operations of the Company on such real property, nor such real property, including improvements thereon, violate any applicable building code, zoning requirement, or classification, or pollution control o rdinance or statute relating to the particular property or such operations, and such non-violation is not dependent, in any instance, on so-called non-conforming use exceptions.

              (b)  The Company holds good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business as currently conducted, free and clear of any Liens, except as reflected in the Company Financials and except for Liens for Taxes not yet due and payable and for which adequate reserves have been established, and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

              (c)  Schedule 2.13(c) lists all items of equipment (the “Equipment”) owned or leased by the Company, except individual pieces of equipment with an individual value of less than $10,000. All facilities, machinery, equipment, fixtures, vehicles, and other properties owned, leased or used by the Company are (i) adequate for the conduct of the business of the Company as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear, and reasonably fit and usable for the purposes for which they are being used.

              (d)  The Company has not sold or otherwise released for distribution any of its customer files and other customer information relating to the Company’s current and former customers (the “Company Customer Information”). No person other than the Company possesses any claims or rights with respect to use of the Company Customer Information.

        Section 2.14  Intellectual Property.

              (a)  Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

                            (i)    “Commercial Software Rights” shall mean all rights in “shrink wrap” or other types of packaged, commercially available software programs, available to the public through retail dealers in computer software, which have been licensed to the Company pursuant to an end-user license and which are used in the business of the Company but are in no way a component of the Company’s products and related Company Intellectual Property Rights.

                            (ii)    “Company Intellectual Property Rights ” shall mean all Intellectual Property Rights that are owned (in whole or in part) by or exclusively licensed to the Company, including the Company Registered Intellectual Property Rights.

                            (iii)    “Company Registered Intellectual Property Rights” shall mean all Registered Intellectual Property Rights owned by, filed in the name of, applied for by, or exclusively licensed to, the Company.

                            (iv)    “Intellectual Property Rights” shall mean any or all of the following and all rights in, arising out of, or associated with: (A) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures (“Patents”); (B) all trade secrets and other rights in know-how and confidential or proprietary information (“Trade Secrets”); (C) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyr ights”); (D) all rights in maskworks, including maskwork registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topologies (“Maskworks”); (E) all registrations and applications for rights in industrial designs throughout the world; (F) all applications and registrations for World Wide Web addresses, domain names and sites; (G) all common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); (H) any other form of proprietary right in any Technology; and (I) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

                            (v)    “Registered Intellectual Property Rights ” shall mean all Intellectual Property Rights that are issued, registered or recorded by, the subjects of certificates from, or the subjects of pending applications or other documents filed with, any state, government or other public or private legal authority at any time.

                            (vi)   “Technology” shall mean any or all of the following: (A) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and maskworks; (B) inventions (whether or not patentable), improvements and technology; (C) proprietary and confidential information, including protocols technical data and customer and supplier lists, trade secrets and know how; (D) databases, data compilations and collections of technical data; (E) logos, designs, trade names, trade dress, and other types of marks or identifiers; (F) World Wide Web addresses, domain names and sites; (G) tools, methods and processes; and (H) all instantia tions of the foregoing in any form and embodied in any media.

                            (vii)    For all purposes in this Section 2.14, the term “Company” shall be deemed to refer to both Company and any of its subsidiaries or controlled Affiliates (as defined in Section 5.11).

              (b)  Schedule 2.14(b) lists (i) all Company Registered Intellectual Property Rights, and (ii) any actual or threatened proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) known to the Company, related to any of the Company Intellectual Property Rights.

              (c)  Each item of Company Intellectual Property Rights is valid and subsisting, all necessary application, prosecution, registration, issuance, maintenance and renewal fees in connection with Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property Rights. Except as set forth on Schedule  2.14(c) (as may be updated as of the Closing Date), there are no actions that must be taken by the Company within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Registered Intellectual Property Rights. In each case in which the Company has acquired any Intellectual Property Rights from any person, the Company or its subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment of Company Registered Intellectual Property Rights with the relevant Governmental Entity, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be. Except as set forth on Schedule 2.14(c), the Company has not claimed a particular status, including “Small Enti ty Status,” in the application for any Intellectual Property Rights, which claim of status was not at the time made, or which has since become, inaccurate or false, or that will no longer be true and accurate as a result of the Closing.

              (d)  The Company has no knowledge of any facts or circumstances that would render any of the Company Intellectual Property Rights invalid or unenforceable. Without limiting the foregoing, Company knows of no information, materials, facts or circumstances, including any information or fact that would constitute prior art, that would render any of the Company Intellectual Property Rights invalid or unenforceable, or would adversely affect any pending application for any Company Registered Intellectual Property Right, and the Company has not misrepresented, or failed to disclose, and has no knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Company Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Compan y Registered Intellectual Property Right.

              (e)  Each item of Company Intellectual Property Rights is free and clear of any Liens except for non-exclusive licenses granted to end-user customers in the ordinary course of business. The Company is the sole owner or exclusive licensee of all Company Intellectual Property Rights. Without limiting the foregoing: (i) the Company is the sole owner of all Trademarks used in connection with the operation or conduct of the business of the Company, including the sale, licensing, distribution or provision of any products or services by the Company; (ii) the Company owns exclusively, and has good title to, all copyrighted works that are products of the Company or which the Company otherwise purports to own; and (iii) to the extent that any Patents would otherwise be infringed by any product or services of the Company, such Patents constitute Company Intellectual Property Rights.

              (f)  All Company Intellectual Property Rights (including any portion thereof) will be fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.

              (g)  To the extent that any Technology used in or necessary to the conduct of Company’s business as currently conducted or currently contemplated to be conducted by the Company has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect to the ownership and/or use of such Technology, and the Company thereby either (i) has obtained ownership of, and is the sole owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as currently planned to be conducted) to all such third party’s Intellectual Property Rights in such Technology by operation of law or by valid assignment or license to the fullest extent legally possible.

              (h)  No Technology used in or necessary to the conduct of Company’s business was developed by copying, modifying, reverse engineering, decompiling, disassembling, or creating derivatives of, any Technology belonging to a third party without having the express permission of, and an assignment of or license to all Intellectual Property Rights relating thereto from, such third party.

              (i)  Except for Technology subject to a “shrink-wrap” license or similar Commercial Software Rights, all Technology used in or necessary to the conduct of Company’s business as currently conducted or currently contemplated to be conducted by the Company was written or created solely by either (i) employees of the Company acting within the scope of their employment or (ii)  third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights, therein to the Company, and no third party owns or has any rights to any of the Company Intellectual Property Rights.

              (j)  All employees of the Company have entered into a valid and binding written agreement with the Company sufficient to vest title in the Company of all Technology, including all accompanying Intellectual Property Rights, created by such employee in the scope of his or her employment with the Company.

              (k)  The Company has taken all steps that are reasonably required to protect the Company’s rights in confidential information and Trade Secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and contractor to execute a proprietary information, confidentiality and assignment agreement, substantially in one of the forms attached as Schedule 2.14(k), and all current and former employees, consultants and contractors of the Company have executed such an agreement.

              (l)  No person who has licensed Technology or Intellectual Property Rights to the Company has ownership rights or license rights to derivative works, enhancements, improvements or other modifications made by the Company in or based on such Technology or Intellectual Property Rights.

              (m)  Other than as set forth on Schedule 2.14(m), the Company has not transferred ownership of, or granted any exclusive license to or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is or was included in Company Intellectual Property Rights, to any other person.

              (n)  Other than Commercial Software Rights and outbound “shrink-wrap” licenses in the form set forth on Schedule 2.14(n) and contracts referred to in (j) above, the contracts, licenses and agreements listed on Schedule 2.14(n) list all contracts, licenses and agreements to which the Company is a party with respect to any Technology or Intellectual Property Rights. The Company is not in breach of, nor has the Company failed to perform under, any of the foregoing contracts, licenses or agreements and, to the Company’s knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.

              (o)  Schedule 2.14(o) lists all contracts, licenses and agreements between the Company and any other person in which the Company has agreed to assume, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guarantee or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any person other than the Company.

              (p)  There are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property Rights under which there is any dispute regarding the scope of or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.

              (q)  The operation of the business of the Company as it currently is conducted or is contemplated to be conducted by the Company, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company does not and will not, when conducted by Parent and/or Surviving Corporation in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity but excepting any violations arising solely from operation of the business by Parent and/or Surviving Corporation rather than the Company) or constitute unfair competition or trade practices under the laws of any jurisdiction (except any violations arising solely from operation of the business by Parent and/or Surviving Corporation rather than the Company), and the Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have knowledge of any basis therefor).

              (r)  To the Company’s knowledge, no person is infringing or misappropriating any Company Intellectual Property Right.

              (s)  No Company Intellectual Property Right or service of the Company is subject to any proceeding or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property Right.

              (t)  No (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company or (iii) conduct or statement of the Company constitutes obscene material, a defamatory statement or defamatory material, or false advertising, or otherwise violates in any material respect any law or regulation.

              (u)  The Company Intellectual Property Rights constitute all the Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company as it is currently conducted and as it is currently planned to be conducted by the Company, including, without limitation, the design, development, manufacture, use, import and sale of products and technology and performance of services (including products, technology and services currently under development).

              (v)  Neither this Agreement nor the transactions contemplated by this Agreement, including any assignment to Parent or Surviving Corporation, by operation of law or otherwise, of any contracts or agreements to which the Company is a party, will result in (i) either Parent’s or the Surviving Corporation’s granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, either of them, (ii) either the Parent’s or the Surviving Corporation’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses or (iii) either the Parent’s or the Surviving Corporation’s being obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or Surviving Corporation, respectively, prior to the Closing. T here are no such rights, restrictions or obligations other than as set forth in the contracts listed on Schedule 2.14(n).

              (w)  The Company has not breached or violated the terms of any license, sublicense, or other agreement relating to any Commercial Software Rights, and the Company has a valid right to use such Commercial Software Rights under such licenses and agreements. The Company is not, and will not be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense or agreement relating to the Commercial Software Rights. No claims with respect to Commercial Software Rights have been asserted or, to the knowledge of the Company, are threatened by any person against the Company in connection with any Commercial Software Rights. To the knowledge of the Company, there is no material unauthorized use, infringement, or misappropriation of any Commercial Software Rights by the Company or any employee or former employee of the Company. To the knowledge of the Company, no Commercial Software Right is subject to any outstanding order, judgment, decree, stipulation, or agreement restricting in any matter the use thereof by the Company.

        Section 2.15  Product Warranties; Defects; Liabilities.

        Each product manufactured, sold, licensed, leased or delivered by the Company (“Company Product”) has been in all material respects in conformity with all applicable contractual commitments and all express and implied warranties. The Company does not have any liability or obligation (and to the Company’s knowledge, there is no current reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any liability or obligation) for replacement or repair thereof or other damages in connection therewith. No Company Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable law. Schedule 2.15 includes a copy of the standard terms and conditions of sale, license, or lease for each of the Company Pr oducts and copies of the Company’s standard forms of merchant agreements, portal agreements and professional services agreements.

        Section 2.16  Agreements, Contracts and Commitments.

        Except as contemplated by this Agreement or set forth on Schedule 2.16, the Company does not have, is not a party to, nor is it bound by:

              (a)  any collective bargaining or similar agreement with any labor organization or employee association applicable to employees of the Company;

              (b)  any employment or consulting agreement, contract, written personnel policies or commitment with any officer, employee, or member of the Company’s Board of Directors, other than those that are terminable at the will of the Company;

              (c)  any bonus, deferred compensation, pension, profit sharing, severance, change of control or retirement plans or agreements, or any other employee benefit plans or arrangements;

              (d)  any stock option or stock purchase plan or arrangement (other than the Option Plan), stock appreciation, bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements;

              (e)  any employment or consulting agreement with an employee or individual consultant, contractor or salesperson or consulting or sales agreement, under which a firm or other organization provides services to the Company;

              (f)  any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

              (g)  any fidelity or surety bond or completion bond;

              (h)  any agreement or group of related agreements for the lease of personal property having a value individually in excess of $20,000;

              (i)  any agreement of indemnification or guaranty;

              (j)  any agreement containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person or entity;

              (k)  any agreement relating to the purchase of materials or capital expenditures and involving future payments in excess of $20,000;

              (l)  any agreement relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary and usual course of the Company’s business;

              (m)  any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money by the Company or extension of credit to the Company;

              (n)  any purchase order or contract for the purchase of raw materials involving $20,000 or more;

              (o)  any agreement concerning confidentiality pursuant to which the Company has incurred confidentiality obligations;

              (p)  any construction contracts;

              (q)  any dealer, distribution, joint marketing (including any pilot program), development, content provider, destination site or merchant agreement;

              (r)  any agreement pursuant to which the Company has granted or may grant in the future, to any party a source-code license or option or other right to use or acquire source-code, including any agreements which provide for source code escrow arrangements;

              (s)  any sales representative, original equipment manufacturer, value added, remarketer or other agreement for distribution of the Company’ s products or services, or the products or services of any other person or entity;

              (t)  any agreement pursuant to which the Company has advanced or loaned any amount to any stockholder of the Company or any director, officer, employee, or consultant other than business travel or vacation leave advances in the ordinary course of business consistent with past practice; or

              (u)  to the extent not reported on the Company Balance Sheet, any other agreement that involves $20,000 or more or is not cancelable without penalty within thirty (30) days.

        The Company has not, in any material respect, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the material terms or conditions of any agreement, contract or commitment required to be set forth on any Company Schedule relating to the representations and warranties set forth in Section 2.14 or on Schedule 2.16 (any such agreement, contract or commitment, a “Contract”). Each Contract is in full force and effect and is not subject to any default under such Contract by any party obligated to the Company pursuant to the Contract.

        The Company has no present or future obligations to America Online, Inc. (“AOL”) under a certain letter agreement, dated April 19, 2000 and addressed from AOL to Abhay Parekh (the “Letter Agreement”), including, without limitation, any obligation to provide AOL most favored nation (or any other type of) pricing or terms on any present or future Company product or service. Notwithstanding the foregoing, in the event that AOL asserts any rights or obligations under the Letter Agreement, the Company shall not be deemed to have breached any of the representations and warranties set forth in the immediately preceding sentence unless (1) Parent and the Surviving Corporation notify the Securityholder Agent of such assertion by AOL as soon as practicable after such assertion, (2) the Company Stockholders, through the Securityholder Agent, are allowed, at their sole discretion and expense to contest and assume the defens e against such assertion and (3) AOL prevails in the assertion of such right or obligation.

        The Company is in compliance in all material respects with all the terms, conditions and limitations of each version of the “RealSystem G2 SDK Agreement” agreed to by the Company through its acceptance of “clickwrap licenses” no earlier than March of 2000.

        Section 2.17  Change of Control Payments.

        Schedule 2.17 sets forth each plan or agreement pursuant to which any amounts may become payable in cash or otherwise (whether currently or in the future) to current or former officers, directors, employees or consultants of the Company as a result of or in connection with the Merger.

        Section 2.18  Interested Party Transactions.

        To the Company’s knowledge, no officer, director, or greater than five percent (5%) stockholder of the Company (nor any member of the immediate family of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had a material economic interest), has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any entity that purchases from or sells or furnishes to the Company any goods or services; or (iii) a beneficial interest in any Contract; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation on the New York Stock Exchange or the Nasdaq National Market shall not be deemed an “economic interest in any en tity” for purposes of this Section 2.18. There are no receivables of the Company owing by any director, officer, employee of, or consultant to, or greater than five percent (5%) stockholder of the Company (or any member of the immediate family of any such persons, or any trust, partnership, or corporation in which any of such persons has a material economic interest), other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with the Company’s established employee reimbursement policies and consistent with past practice) and vacation leave. None of the Company’s stockholders has agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company.

        Section 2.19  Compliance with Laws; Governmental Authorization.

        The Company has complied in all respects with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation, except where any such non-compliance or violation could not reasonably be expected to have a Company Material Adverse Effect. Schedule 2.19 lists each federal, state, county, local, or foreign governmental consent, license, permit, grant, or other authorization issued to the Company (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest, in either case the failure of which to maintain which could reasonably be expected to have a Company Material Adverse Effect (collectively, the “Company Authorizations”), which Company Authorizations are in full force and effect. The Company is in compliance with the terms of each of the Company Authorizations.

        Section 2.20  Litigation.

        There is no claim, dispute, action, suit or appeal, or proceeding of any nature pending or, to the knowledge of the Company, threatened against the Company, its material properties, or any of its officers, directors or employees (in their capacities as such), nor to the knowledge of the Company, is there any reasonable basis for a claim or threat of a claim that if resolved adversely against the Company could reasonably be expected to result in damages in excess of $50,000. To the knowledge of the Company, there is no investigation pending or threatened against the Company, its properties or any of its officers, directors or employees (in their capacities as such) by or before any Governmental Entity. To the knowledge of the Company, there are no facts which, if known to the Company’s stockholders or governmental authorities would result in any such claim, dispute, proceeding, suit or appeal which could reasonably be expected to have a Mate rial Adverse Effect on the Company. The Company is not subject to any order, writ, injunction, or decree of any court, agency, authority, arbitration panel, or other tribunal, and the Company is not in default with respect to any such notice, order, writ, injunction, or decree. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted.

        Section 2.21  Insurance.

        Schedule 2.21 lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, software errors and omissions, employees, officers, and directors of the Company as well as material claims made by the Company under any insurance policy in the two years prior to the date of this Agreement. There is no claim by the Company currently pending under any of such policies or bonds as to which coverage has been questioned, denied, or disputed in writing by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company is otherwise in material compliance with the terms of such policies and bonds. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. The Company has never been denied insurance coverage nor has any insurance policy of the Company ever been cancelled for any reason.

        Section 2.22  Minute Books; Books and Records.

        The minute books of the Company made available to counsel for Parent are the only minute books of the Company and contain an accurate summary of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of the Company. The books and records of the Company (i) are accurate in all material respects and (ii) are in the Company’s possession or under its control.

        Section 2.23  Environmental Matters.

              (a)  Hazardous Material. The Company has not (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased or (ii) illegally released any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present, as a result of the deliberate actions of the Company or, to the knowledge of the Company, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

              (b)  Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous

Material (any or all of the foregoing being collectively referred to as “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

              (c)  Permits. The Company currently holds all material environmental approvals, permits, licenses, clearances and consents (the “ Environmental Permits”) necessary for the conduct of the Company’s Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

              (d)  Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Company’s knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any environmental liability.

        Section 2.24  Brokers’ and Finders’ Fees.

        The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than the fees payable to Credit Suisse First Boston Corporation (“CSFB”) pursuant to the Company’s engagement letter with CSFB, a true, correct and complete copy of which has been provided to Parent.

        Section 2.25  Employees; Compensation.

        Schedule 2.25 constitutes a full and complete list of all current directors, officers, employees and consultants of the Company, specifying their names and job designations, the total amount paid or payable to such director, officer, employee, or consultant in the prior fiscal year and from the beginning of the current fiscal year through July 31, 2000, and the basis of such compensation, whether fixed, bonus or commission or a combination thereof.

        Section 2.26  Employee Matters and Benefit Plans.

              (a)  Definitions. With the exception of the definition of “Affiliate” set forth in Section 5.11 below (such definition shall only apply to this Section 2.26), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                            (i)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

                            (ii)    “Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, change in control payments or benefits, deferred compensation, performance awards, stock or equity-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation;

                            (iii)    “DOL” means the United States Department of Labor;

                            (iv)   “Employee” means any current, former, or retired employee, consultant, independent contractor, or director of the Company or any ERISA Affiliate;

                            (v)    “Employee Agreement” refers to each management, employment, severance, consulting, independent contractor, relocation, repatriation, expatriation, visa, work permit or similar agreement, change of control, contract or understanding between the Company or any Affiliate and any Employee;

                            (vi)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

                            (vii)   “ERISA Affiliate” means any other person or entity that controls, is controlled by, or is under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder;

                            (viii)    “FMLA” means the Family Medical Leave Act of 1993, as amended;

                            (ix)   “International Employee Plan” means each Company Employee Plan that has been adopted or maintained by the Company or any Affiliate, whether informally or formally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

                            (x)    “IRS” means the Internal Revenue Service;

                            (xi)   “Multiemployer Plan” means any “Pension Plan” (as defined below) which is a “multiemployer plan”, as defined in Section 3(37) of ERISA; and

                            (xii)   “Pension Plan” refers to each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

              (b)  Schedule 2.26(b) contains an accurate and complete list of each Company Employee Plan, International Employee Plan, and each Employment Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan, International Employee Plan, or Employment Agreement, to modify any Company Employee Plan or Employment Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan, International Employee Plan, or Employment Agreement.

              (c)  Documents. The Company has provided to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan, International Employee Plan, and each Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (viii) all correspondence to or from any governmental agency relating to any Company Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discr imination tests for each Company Employee Plan and (xi) all required registration statements, filings, applications and notices.

              (d)  Employee Plan Compliance.

                            (i)  The Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA, the Code and all applicable State securities laws and regulations.

                            (ii)   Each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax

Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan.

                            (iii)  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan.

                            (iv)    There are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan.

                            (v)   Each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to the Parent, Company or any of its ERISA Affiliates (other than ordinary administration expenses).

                            (vi)   There are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any ERISA Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan. There are no outstanding or pending rescission offers with respect to any equity based plans of the Company.

                            (vii)    Neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

              (e)  Pension Plans. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

              (f)  Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company, nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

              (g)  No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute.

              (h)  Health Care Compliance. Neither the Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

              (i)  Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

              (j)  Employment Matters. The Company (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, termination of employment, wages, hours of work and occupational safety and health, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing;

and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy.

              (k)  Labor. No work stoppage, slowdown, lockout, or labor strike against the Company is pending, threatened or reasonably anticipated and during the past five (5) years there has been no such action. None of the Employees are represented by any labor organization and the Company does not know of any activities or proceedings of any labor union to organize any Employees, nor does any question concerning representation exist regarding such Employees. There are no actions, suits, claims, labor disputes, investigations, arbitrations or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety, discrimination or breach of contract matters involving any Employee, including, without limitation, charges of unfair labor practices, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

              (l)  International Employee Plan. The Company does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

              (m)  No Interference or Conflict. To the knowledge of the Company, no stockholder, officer, employee or consultant of the Company is obligated under any contract or agreement subject to any judgment, decree or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company’s business as presently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees or consultants i s now bound.

        Section 2.27  Bank Accounts.

        Schedule 2.27 constitutes a full and complete list of all the bank accounts and safe deposit boxes of the Company, the number of each such account or box, and the names of the persons authorized to draw on such accounts or to access such boxes. All cash in such accounts is held in demand deposits and is not subject to any restriction or documentation as to withdrawal.

        Section 2.28  No Changes In Equity Interests.

        Neither the Company nor any Affiliate (as defined in Section 5.11) has effected or entered any agreement to effect any of the following transactions in contemplation of the Merger: (i) accelerated the exercise or conversion date or otherwise modified the terms of any outstanding warrant, option, or convertible security; (ii) issued any shares of the Company’s Capital Stock; (iii) granted any new stock options or issued any bonus shares of the Company’s Capital Stock to any employee; (iv) induced conversion or exercise of any outstanding securities; (v) repurchased or exchanged any outstanding equity securities; (vi) affected any material change in the equity interests of the holders of the Company’s outstanding securities; or (vii) otherwise taken any action, or agreed to take any action, which could affect the ability of Parent to account for the Merger as a “pooling-of-interests.” To the knowledge of th e Company, no stockholder of the Company, or group of stockholders, holding a majority-in-interest of the Company’s outstanding capital stock has purchased any securities of the Company from any other stockholder in contemplation of the Merger.

        Section 2.29  Indemnification Obligations.

        The Company has no knowledge of any actions, proceedings or other events pending or threatened against any officer or director of the Company which would give rise to any indemnification obligation of Company to its officers and directors under its Certificate of Incorporation, Bylaws or any agreement between the Company and any of its officers or directors.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub represent and warrant to the Company as follows:

        Section 3.1  Organization of Parent and Merger Sub.

        Parent and Merger Sub are each corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power to own, lease, and operate its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Parent Material Adverse Effect (as defined in Section 10.3(e)).

        Section 3.2  Authority.

        Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and any action required on the part of Parent’s stockholders by the rules of the National Association of Securities Dealers, Inc. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable in accordance with its terms subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, inj unctive relief and other equitable remedies. The execution and delivery of this Agreement by Parent and Merger Sub do not, and as of the Effective Time, the consummation of the transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or their respective properties or assets or on which Parent’s or Merger Sub’s business, financial condition, operations or prospects is substantially dependent, the conflict, viola tion, default, termination, cancellation, acceleration or loss of which could reasonably be expected to result in (A) a material adverse effect upon the ability of Parent or Merger Sub to consummate the Merger or (B) a Parent Material Adverse Effect. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party (so as not to trigger any Conflict) is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement except for (i) the filing of the Merger Certificate with the Secretary of State of the State of Delaware; (ii) HSR Approval; and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state and federal securities laws (including the filing with the C alifornia Department of Corporations seeking the 3(a)(10) Permit as contemplated by Section 5.1).

        Section 3.3  Parent Common Stock.

        The shares of Parent Common Stock to be issued pursuant to the Merger will, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued, fully paid, and non-assessable and not subject to any preemptive rights created by statute, the Certificate of Incorporation of Parent, or any agreement to which Parent is a party or by which Parent is bound; provided, however, that the Parent Common Stock to be issued to Affiliates (as defined in Section 5.12) hereunder will be subject to restrictions on transfer under applicable securities laws.

        Section 3.4  SEC Filings; Parent Financial Statements.

              (a)  Parent has furnished or made available to Company a true and complete copy of its Annual Report on Form 10-K for the fiscal year ended September 30, 1999 and its Quarterly Reports on Form 10-Q for the quarters ended December 31, 1999, March 31, 2000 and July 31, 2000 (collectively, the “Parent SEC Reports”), which Parent filed with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of their respective filing dates, (i) the Parent SEC

Reports complied in all material respects with the requirements of the Exchange Act, and (ii) none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a document subsequently filed by or on behalf of Parent with the SEC.

              (b)  The consolidated financial statements of Parent, including the notes thereto, included in the Parent SEC Reports (the “Parent Financial Statements”) are complete and correct in all material respects, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC), and fairly present the consolidated financial position of Parent and its results of operations and cash flows as of the respective dates and for the periods indicated therein (subject, in the cause of the unaudited statements, to normal recurring accounting adjustments). There have been no material changes in Parent’s accounting policies except as described in the notes to the Parent Financial Statements.

        Section 3.5  Business Changes.

        Since July 31, 2000 through the date hereof, Parent has conducted its business in the ordinary and usual course, and there has not occurred either of the following: (i) any material adverse change in the financial condition, results of operations, liabilities, or assets of Parent and its subsidiaries, taken as a whole or (ii) any amendment or change in the Certificate of Incorporation or Bylaws of Parent (other than an amendment to Parent’s Certificate of Incorporation to increase the authorized number of shares of Parent’s Common Stock approved at a special meeting of Parent’s stockholders held on July 26, 2000). For purposes of this Section 3.5, a material adverse change excludes any change relating to the price of Parent Common Stock traded on the Nasdaq National Market.

        Section 3.6  Capitalization.

        The authorized capital stock of Parent consists of 1,500,000,000 shares of Parent Common Stock, of which 114,772,865 shares are outstanding as of September 11, 2000 and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock”), of which no shares are outstanding as of the date of this Agreement, and no shares are held by subsidiaries of Parent. In addition, as of August 28, 2000, 554,247 shares of Parent Common Stock are reserved for issuance upon the exercise of outstanding stock options under the Parent 1998 Stock Option Plan and 2,519,471 shares of Parent Common Stock are reserved for issuance upon the exercise of outstanding stock options under the Parent 1998 Non-Qualified Stock Option Plan. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $.01 per share, 100 of which are outstanding as of the date of this Agreement, all of which are duly auth orized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof and all of which are owned by Parent.

        Section 3.7  Interim Operation of Merger Sub.

        Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purposes of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

            Section 3.8  Brokers’ and Finders’ Fees.

        Neither Parent nor Merger Sub has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than the fees payable to Goldman, Sachs & Co. for which the Company will have no liability.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

        Section 4.1  Conduct of Business of the Company.

        During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld) to carry on its business in the usual, regular and ordinary course in substantially the same manner as currently conducted, to pay its debts and Taxes when due, to pay or perform all other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees, and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Company’s goodwill and ongo ing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence which could reasonably be expected to have a Material Adverse Effect on the Company. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent, which consent shall not be unreasonably withheld:

              (a)  Waive any stock repurchase rights, accelerate, amend, or change the period of exercisability of any outstanding Company Options or Company Common Stock subject to vesting, or reprice Company Options or authorize cash payments in exchange for any such outstanding options;

              (b)  Make any payments or enter into any commitment or transaction, in each case outside of the ordinary course of the Company’s business in excess of $20,000 individually or $50,000 in the aggregate;

              (c)  Enter into or amend any agreements to which any other party is granted marketing, distribution, or similar rights of any type or scope with respect to any products of the Company;

              (d)  Modify or amend any material term or terminate any material contract or agreement to which the Company is a party or waive, release, or assign any material rights or claims under such agreement;

              (e)  Transfer to any person or entity any Company Intellectual Property Rights (other than pursuant to end-user licenses granted to customers of the Company in the ordinary and usual course of business, consistent with past practice);

              (f)  Amend or otherwise modify (or agree to do so), or violate the terms of, any of the Contracts;

              (g)  Commence any litigation except to enforce its rights under this Agreement or under any agreements related to this Agreement;

              (h)  Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Company Capital Stock;

              (i)  Purchase, redeem or otherwise acquire, directly or indirectly, any Company Capital Stock, Company Options, or any other outstanding securities of the Company, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or stock purchase agreements in effect on the date of this Agreement;

              (j)  Issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities (except for the issuance of up to 605,000 options to purchase Company Common in the aggregate, or 30,000 options per individual option grant (the “Additional Permitted Options”) at an exercise price no less than the product obtained by multiplying (1) the Pre-Closing Trading Price of Parent Common Stock by (2) the Exchange Ratio (assuming, for purposes of determining the Exchange Ratio for this calculation only, that the Effective Time is the time of the grant of such option) to Company employees hired after th e date of this Agreement in the ordinary course of business and consistent with past practice and the issuance of any Company Common upon exercise of presently outstanding Company Options or conversion of presently outstanding Company Preferred;

              (k)  Cause or permit any amendments to the Restated Certificate or the Company’s Bylaws;

              (l)  Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets in an amount in excess of $20,000 in the case of a single transaction or in excess of $50,000 in the aggregate in any 30-day period;

              (m)  Sell, lease, license, or otherwise dispose of any of its properties or assets, except in the ordinary and usual course of business, consistent with past practice;

              (n)  Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others, except for indebtedness in an aggregate amount of less than $50,000;

              (o)  Grant any severance or termination pay to, or enter any agreement pertaining thereto with, any officer, director, consultant, or employee, except payments made pursuant to written agreements outstanding on the date of this Agreement and disclosed in the Company Schedules, or adopt any new severance plan;

              (p)  Adopt or amend any employee benefit plan, or enter into any employment contract (other than offer letters in the ordinary course of business and consistent with past practice), pay or agree to pay any special bonus or special remuneration to any director or officer, or, except in the ordinary course of business and consistent with past practice, increase the salaries or wage rates of its employees;

              (q)  Effect or agree to effect, including by way of hiring or involuntary termination, any change in the Company’s directors, officers, or key employees;

              (r)  Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable;

              (s)  Pay, discharge or satisfy, in an amount in excess of $20,000 (in any one case) or $50,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary and usual course of business, consistent with past practice, of liabilities reflected or reserved against in the Company Financial Statements (or the notes thereto) or that arose in the ordinary and usual course of business, consistent with past practice, subsequent to July 31, 2000;

              (t)  Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect to Taxes;

              (u)  Enter into any strategic alliance, joint development or joint marketing agreement;

              (v)  Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement; or

              (w)  Take, agree in writing or otherwise take, any of the actions described in Sections 4.1(a) through (v) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants under this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

        Section 5.1  Preparation of Information Statement and Section 3(a)(10) Permit.

              (a)  Preparation of Information Statement. As soon as practicable after the execution of this Agreement, the Company shall prepare, with the cooperation of Parent, an Information Statement for the stockholders of the Company to adopt and approve this Agreement, the Merger, and the transactions contemplated by this Agreement. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock to be received by the holders of Company Capital Stock in the Merger. Parent and the Company shall each use its best efforts to cause the Information Statement to comply in all material respects with applicable federal and state securities laws requirements. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Information Statement. The Company will promptly advise Parent and Parent will promptly advise the Company, in writing, if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Subject to the fiduciary duties of the members of the Board of Directors of the Company, the Information Statement shall contain the unanimous recommendation of the Board of Directors of the Company that the Company’s stockholders adopt and approve this Agreement, the Merger, and the other transactions contemplated by this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the stockholders of the Company. Notwithstanding any other provision of this Agreement, the Company shall not include in the Information Statement any information with respect to Parent or its affiliates or associates, the form and content of which information shall not have been approved by Parent prior to such inclusion.

              (b)  Section 3(a)(10) Permit. As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare the necessary documentation to seek a permit (a “3(a)(10) Permit”) from the Commissioner of the Department of Corporations of the State of California (after a hearing before such Department) pursuant to Section 25121 of the California Corporate Securities Law of 1968, as amended, such that the issuance of Parent Common Stock and the assumption of the Company Options in the Merger shall be exempt from registration under Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”).

              (c)  Alternative Exemptions; Registration. In the event the exemption from registration provided by Section 3(a)(10) of the Securities Act is not obtained as contemplated in Section 5.1(b), then in such event Parent shall file a registration statement with respect to the Parent Common Stock to be issued in the Merger on Form S-4 with the SEC registering all of the Parent Common Stock under the Securities Act (the “Registration Statement”) as soon as practicable after notice from the Department of Corporations that the 3(a)(10) Permit will not be issued.

        Section 5.2  Stockholder Approval.

        The Company shall promptly after the date of this Agreement and in accordance with Delaware Law, the Restated Certificate, the Company’s Bylaws, and the 3(a)(10) Permit convene a meeting of its stockholders or solicit written consents to obtain their approval of this Agreement, the Merger, and the transactions contemplated by this Agreement. The Company shall ensure that the stockholders’ meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the stockholders’ meeting are solicited or, in the alternative, that written consents are solicited, in compliance with Delaware Law, the Restated Certificate, the Company’s Bylaws, and all other applicable legal requirements. The Company agrees to use its best efforts to take all action necessary or advisable to secure the necessary votes required by Delaware Law to effect the Merger.

        Section 5.3  Access to Information.

        The Company shall afford Parent and its accountants, legal counsel, and other representatives reasonable access during normal business hours during the period prior to the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company and (ii) all other information concerning the business, properties, and personnel of the Company as Parent may reasonably request. The Company agrees to provide Parent and its accountants, legal counsel, and other representatives copies of internal financial statements promptly upon request. Parent shall afford the Company and its accountants, legal counsel, and other representatives reasonable access during normal business hours during the period prior to the Effective Time to (i) all of the properties, books, contracts, commitments and records of Parent and (ii) all other information concerning the business, properties, and personnel of Parent as the Company may reasonably r equest. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

        Section 5.4  Confidentiality.

        The parties acknowledge that the Company and Parent have previously executed a Nondisclosure Agreement, dated as of July 31, 2000 (the “Nondisclosure Agreement”), which Nondisclosure Agreement will continue in full force and effect in accordance with its terms.

        Section 5.5  Public Disclosure.

        Unless otherwise required by law (including, without limitation, applicable securities laws) or, as to Parent, by the rules and regulations of the Nasdaq National Market, prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party to this Agreement (other than disclosures to the Company’s stockholders pursuant to Section 5.2 or as otherwise necessary to comply with the terms of this Agreement, including, without limitation, in connection with seeking required consents) unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld, subject, in the case of Parent, to Parent’s obligation to comply with applicable securities laws and listing requirements.

        Section 5.6  Consents.

        The Company shall promptly apply for or otherwise seek and use its commercially reasonable efforts to obtain all consents and approvals required to be obtained by it for the consummation of the Merger, including all consents, waivers, or approvals under any of the agreements, contracts, licenses, or leases of the Company in order to preserve the benefits thereunder for the Surviving Corporation and otherwise in connection with the Merger. All of such consents and approvals are set forth in Section 2.6 and Schedule 2.6.

        Section 5.7  Legal Conditions to the Merger.

        Each of Parent, Merger Sub, and the Company will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the Merger. Each party will take all reasonable actions to obtain (and will cooperate with the other parties in obtaining) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental Entity, or other third party, required to be obtained or made by such party or its subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

        Section 5.8  Commercially Reasonable Efforts; Additional Documents and Further Assurances.

        Each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated by this Agreement and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party to this Agreement, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement, and the transactions contemplated by this Agreement.

        Section 5.9  Notification of Certain Matters.

        The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event which is likely to cause any representation or warranty of the Company and Parent or Merger Sub, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect any remedies available to the party receiving such notice.

        Section 5.10  Pooling Accounting.

        Each of Parent and the Company agrees not to take any action, and to use its commercially reasonable efforts to cause its respective officers, directors, and other affiliates not to take any action, either prior to or after the Closing, that would adversely affect the ability of Parent to treat the business combination to be effected by the Merger as a pooling–of–interests, and each of Parent and the Company agrees to take such actions and to use its commercially reasonable efforts to cause its respective affiliates to take such actions as may be reasonably required to negate the impact of any past actions that would adversely affect the ability of Parent to treat the business combination to be effected by the Merger as a pooling–of–interests.

        Section 5.11  Affiliate Agreements.

        Schedule 5.11 sets forth those persons who, in the Company’s reasonable judgment, are “affiliates” of the Company within the meaning of Rule 145 promulgated under the Securities Act (each such person an “Affiliate”). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. Each of Parent and the Company has delivered or shall cause to be delivered to the other, concurrently with the execution of this Agreement, from each of their respective Affiliates, an executed Affiliate Agreement in the form attached hereto as Exhibit B (for Affiliates of the Company) or Exhibit E (for Affiliates of Parent). Parent and Merger Sub shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by Affiliates of the Company pursuant to the terms of this Agreement, an d to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

        Section 5.12  Reorganization.

        It is intended by the parties that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code (and this Agreement is intended to constitute a plan of reorganization for purposes of Section 368 of the Code), and each party agrees to file all Tax Returns consistent with such treatment.

        Section 5.13  Form S-8.

        Parent shall file a Registration Statement on Form S-8 with the SEC covering the shares of Parent Common Stock issuable with respect to assumed Company Options no later than 20 business days after the Closing Date.

        Section 5.14  Nasdaq National Market.

        Parent shall use its commercially reasonable efforts to authorize for listing on the Nasdaq National Market (i) the shares of Parent Common Stock issuable in connection with the Merger and (ii) the shares of Parent Common Stock issuable upon exercise of Company Options to be assumed by Parent pursuant to this Agreement.

        Section 5.15  Voting Agreements.

        Concurrently with the execution of this Agreement, the Company will cause the persons and entities listed on Schedule 5.15 hereto to execute Voting Agreements in the form attached hereto as Exhibit A (the “Voting Agreements”), agreeing, among other things, to vote in favor of the Merger and against any competing proposals.

        Section 5.16  Employment Agreements.

        Concurrently with the execution of this Agreement, the Company will cause the employees listed on Schedule 5.16 to execute Employment Agreements in the form attached hereto as Exhibit C (the “Employment Agreements”).

        Section 5.17  Employment.

        Parent shall assume the terms of the offer letters that employees of the Company have with the Company prior to the date of this Agreement, subject to Parent’s review of and satisfaction with the offer letters and the performance records of such employees.

        Section 5.18  New Employee Agreements.

        Parent shall enter into employment/noncompetition agreements, effective as of the execution of this Agreement, with those employees of the Company as shall be mutually agreed to by Parent and the Company.

        Section 5.19  Benefit Arrangements; Certain Employment Arrangements.

        Parent covenants and agrees to provide the employees of the Company as of the Closing, employee benefits effective from and following the Closing that are in the aggregate no less favorable than those provided by Parent immediately prior to Closing to comparable level employees of Parent.

        Section 5.20  Assignment of Repurchase Rights.

        With respect to all stock purchase, stock option and stock award agreements (including any restricted stock, stock purchase, stock option or stock award agreements under the 1998 Stock Plan) between Company and any current or former employee, director, consultant or founder, effective as of the Effective Time, Company shall assign to Parent (or to such other entity as Parent shall designate), any and all rights of repurchase under each such agreement, such assignment to be effective as of the Effective Time.

        Section 5.21  Termination of Company Investor Rights.

        The Company shall take such steps as may be reasonably necessary to provide for the termination as of the Closing of all Company investor rights granted by the Company to its stockholders and in effect prior to the Closing, including but not limited to rights of co-sale, voting, registration, first refusal, preemptive, board observation or information or operational covenants.

        Section 5.22  Conversion of Company Preferred.

        Company shall cause the holders of the Company Preferred to convert the shares into Company Common prior to the Effective Time.

        Section 5.23  Exercise of Warrants.

        Company shall use its commercially reasonable efforts to cause the holders of warrants exercisable into Company Capital Stock to exercise such warrants and convert shares of Company Preferred into Company Common prior to the Effective Time.

        Section 5.24  No Solicitation.

        From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement pursuant to its terms, the Company will not, and the Company will not authorize or permit its directors, officers, employees, representatives, investment bankers, agents, and affiliates to, directly or indirectly (i) solicit or knowingly encourage submission of any Acquisition Proposal (as defined below) by any person, entity, or group (other than Parent and its affiliates, agents, and representatives) or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning the Company to, or afford access to the properties, books, or records of the Company, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity, or group (other than Parent and its affiliates, agents, and representatives) in connection with any Acquisition Prop osal with respect to the Company. For purposes of this Agreement, an “Acquisition Proposal” means any proposal or offer relating to (i) any merger, consolidation, sale or license of substantial assets or similar transactions involving the Company (other than sales or licenses of assets or inventory in the ordinary course of business or as permitted by this Agreement) or (ii) sales by the Company of any Company Capital Stock (including, without limitation, by way of a tender offer or an exchange offer). The Company will immediately cease any and all existing activities, discussion, or negotiations with any parties previously conducted with respect to any of the foregoing. The Company will promptly (i) notify Parent if it receives any proposal or written inquiry or written request for information in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) notify Parent of the significant terms and conditions of any such Acquisition Proposal includi ng the identity of the party making an Acquisition Proposal. In addition, from and after the date of this Agreement, until the earlier to occur of the Effective Time or termination of this Agreement pursuant to its terms, the Company will not, and will instruct its directors, officers, employees, representatives, investment bankers, agents, and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation, or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Parent).

        Section 5.25  Termination of 401(k) Plan.

        The Company agrees to adopt resolutions to terminate its 401(k) plan immediately prior to Closing, unless the Parent, in its sole and absolute discretion, agrees to sponsor and maintain such plans by providing the Company with written notice of such election before the Effective Time. Unless the Parent provides such notice to the Company, the Parent shall receive from the Company evidence that the Company’s Board of Directors has adopted resolutions to terminate the 401(k) plan (the form and substance of which resolutions shall be subject to review and approval of the Parent), effective as of the day immediately preceding the Closing Date.

        Section 5.26  Termination of Company Severance Plans.

        The Company and, as applicable, its ERISA Affiliates each agree to terminate any and all group severance, separation or salary continuation plans, programs or arrangements immediately prior to Closing. Parent shall receive from the Company evidence that the plans, programs or arrangements of the Company and, as applicable, each ERISA Affiliate have been terminated pursuant to resolution of each such entity’s Board of Directors (the form and substance of which resolutions shall be subject to review and approval of the Parent), effective as of the day immediately preceding the Closing Date but contingent on the Closing.

        Section 5.27  Regulatory Filings; Reasonable Efforts.

        As soon as may be reasonably practicable, Company and Parent each shall file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) Notification and Report Forms relating to the transactions contemplated in this Agreement as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate. Notwithstanding the foregoing or any other provision of this Agreement, Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent’s subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent, its subsidiaries, or its affiliates or of the Company, its subsidiaries, or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties, and stock.

        Section 5.28  Indemnification of Officers and Directors.

              (a)  For six years from and after the Closing Date, Parent shall cause the Company to indemnify (including advancement of expenses) and hold harmless all past and present officers and directors of the Company (the “Indemnitees”) to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company’s Restated Certificate and Bylaws, employment agreements, indemnification agreements or under applicable law. This indemnification shall not apply to any claim by an Indemnitee pursuant to the terms of this Agreement or any other agreement contemplated by this Agreement. This Section 5.28 shall survive the consummation of the Merger, and is intended to be for the benefit of, and shall be enforceable by, the Indemnitees, their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation.

              (b)  The rights of each Indemnitee under this Section 5.28 shall be in addition to any rights such Indemnitee may have under the Restated Certificate or Bylaws of the Company, or under Delaware Law or any other applicable laws.

              (c)  If Parent, the Surviving Corporation or any of its successors or assigns (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (B) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.28, or Parent shall otherwise provide protections to the Indemnitees substantially equivalent to those provided by this Section 5.28.

        Section 5.29  Blue Sky Laws.

        Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock pursuant hereto. The Company shall use its commercially reasonable efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

ARTICLE VI

CONDITIONS TO THE MERGER

        Section 6.1  Conditions to Obligations of Each Party to Effect the Merger.

        The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver, if permissible) at or prior to the Closing Date of the following conditions:

              (a)  Stockholder Approval. This Agreement and the Merger and the other transactions contemplated by this Agreement shall have been approved and adopted by the stockholders of the Company by the vote or written consent, as required by applicable law, of the requisite percentage of the outstanding Company Capital Stock.

              (b)  HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

              (c)  Government Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement including, but not limited to, the filing of the Merger Certificate with the Secretary of State of the State of Delaware, shall have been filed, occurred or been obtained, other than filings with and approvals relating to the Merger if failure to make such filings or obtain such approvals would not result in a Company Material Adverse Effect or a Parent Material Adverse Effect .

              (d)  No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

              (e)  Listing of Parent Common Stock. The shares of Parent Common Stock issuable in connection with the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

              (f)  Section 3(a)(10) Exemption; Registration Statement. The permit contemplated by Section 5.1 shall have been declared effective, perfecting the exemption from registration under Section 3(a)(10) of the Securities Act of the issuance of Parent Common Stock pursuant to the Merger, or the Registration Statement shall have been declared effective.

        Section 6.2  Additional Conditions to Obligations of the Company.

        The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

              (a)  Representations, Warranties, and Covenants. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects on and as of the Closing Date, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct in all respects as of such date, with the same force and effect as if made on and as of the Closing Date), subject to clauses (i) and (iii), and (iii) any inaccuracies that individually or in the aggregate could not reasonably be expected to have a Parent Material Adverse Effect, and Parent and Merger Sub shall have performed or complied in all material respects with all covenants, obligations, and conditions of this Agreement required to be performed or complied with by them on or prior to the Closing Dat e.

              (b)  Certificate of Parent. The Company shall have been provided with a certificate executed on behalf of Parent by its President or its Chief Financial Officer and any Vice President to the effect that as of the Closing Date that the conditions set forth in Section 6.2(a) has been met.

              (c)  Legal Opinion. The Company shall have received a legal opinion from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent, in substantially the form attached hereto as Exhibit F.

              (d)  Tax Legal Opinion. The Company shall have received a legal opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to the Company, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code, which opinion shall be identical in substance to the opinion to Parent delivered pursuant to Section 6.3(g). In preparing the Company tax opinion, counsel may rely on reasonable and customary assumptions and may also rely on (and to the extent reasonably required, the parties and the Company Stockholders shall make) reasonable and customary representations related thereto. In the event that the Company’s counsel is unwilling to deliver such opinion, this condition shall nonetheless be deemed satisfied if counsel to Parent delivers such opinion in form reasonably satisfactory to Company.< /font>

              (e)  No Parent Material Adverse Effect. There shall not have occurred and be continuing a Parent Material Adverse Effect and no event or circumstance that would reasonably be likely to result in a Parent Material Adverse Effect shall exist.

        Section 6.3  Additional Conditions to the Obligations of Parent and Merger Sub.

        The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

              (a)  Representations, Warranties, and Covenants. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects on and as of the Closing Date, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct in all respects as of such date, with the same force and effect as if made on and as of the Closing Date), subject to clauses (i) and (iii), and (iii) any inaccuracies that individually or in the aggregate could not reasonably be expected to have a Company Material Adverse Effect, and the Company shall have performed or complied in all material respects with all covenants, obligations, and conditions of this Agreement required to be performed or complied with by it on or prior to the Closing Date.

              (b)  Certificate of the Company. Parent shall have been provided with a certificate executed on behalf of the Company by its President and by its Chief Financial Officer to the effect that as of the Closing Date the conditions set forth in Sections 6.3(a), (i), (j), (k) and (n) have been met.

              (c)  Secretary’s Certificate. Parent shall have been provided with a certificate executed by the Company’s Secretary certifying the Company’s Certificate of Incorporation and Bylaws as in effect immediately prior to the Effective Time.

              (d)  Employment Agreements. The Employment Agreements shall have been duly executed and delivered and shall be in full force and effect. However, the foregoing condition shall be deemed to be satisfied with respect to the Employment Agreements that are not in full force and effect due to death or disability of no more than two of the individuals set forth on Schedule 5.16; provided, however, that in all events, either the Employment Agreement with Abhay Parekh or the Employment Agreement with Steven McCanne shall be in full force and effect.

              (e)  Third Party Consents. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals, and waivers set forth in Schedule 6.3(e).

              (f)  Legal Opinion. Parent shall have received a legal opinion from Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to the Company, in substantially the form attached hereto as Exhibit G.

              (g)  Tax Legal Opinion. Parent shall have received a legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent, dated as of the Closing Date, to the effect that the merger will constitute a reorganization within the meaning of Section 368 of the Code, which opinion shall be identical in substance to the opinion to the Company delivered pursuant to Section 6.2(d). In preparing the Parent tax opinion, counsel may rely on reasonable and customary assumptions and may also rely on (and to the extent reasonably required, the parties and Company Stockholders shall make) reasonable and customary representations related thereto. In the event that Parent’s counsel is unwilling to deliver such opinion, this condition shall nonetheless be deemed satisfied if counsel to Company delivers such opinion in form reasonably satisfactory to Parent.

              (h)  Pooling Opinions. Parent shall have received opinions from PricewaterhouseCoopers LLP, independent public accountants to Parent, and from Ernst & Young LLP, independent public accountants to the Company, affirming such respective firm’s opinions as to the appropriateness of accounting for the Merger as a pooling-of-interests under Accounting Principles Board Opinion No. 16.

              (i)  No Company Material Adverse Effect. There shall not have occurred and be continuing a Company Material Adverse Effect and no event or circumstance that would reasonably be likely to result in a Company Material Adverse Effect shall exist.

              (j)  Appraisal Rights. Holders of not more than five percent (5%) of the outstanding shares of Company Capital Stock shall have exercised, nor shall they have any continued right to exercise appraisal rights under Delaware Law or dissenters’ rights under California Law with respect to the transactions contemplated by this Agreement.

              (k)  Termination of Investor Rights. Parent shall have been furnished evidence satisfactory to it that all rights granted by the Company to its stockholders and in effect prior to the Closing, including but not limited to rights of co-sale, voting, registration, first refusal, preemptive, board observation or information or operational covenants, shall have terminated as of the Closing.

              (l)  FIRPTA Compliance. The Company shall have delivered to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

              (m)  Final Conversion Schedule. The Company shall have delivered the Final Conversion Schedule (as defined in Section 1.6(e)) to Parent.

              (n)  Conversion of Company Preferred. The holders of Company Preferred shall have converted their shares into Company Common.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

        Section 7.1  Survival of Representations and Warranties.

        All of the representations and warranties of the Company, Parent and Merger Sub in this Agreement or in the certificates delivered at the Closing pursuant to Sections 6.2(b) and 6.3(b), in each case as modified by the Company Schedules, shall survive the Merger and shall expire at 5:00 p.m. (California Time) on the date that is one year following the Closing Date (the “Expiration Date”). The covenants and agreements of the parties shall survive until the expiration of the time period for their performance as provided herein.

        Section 7.2  Indemnification.

              (a)  Subject to the limitations set forth in this Article VII, the holders of shares of Company Capital Stock (each, a “Company Stockholde r” and collectively, the “Company Stockholders”), severally but not jointly, will indemnify and hold harmless Parent, the Surviving Corporation and each of their respective affiliates (each, a “Parent Indemnitee”) from and against any and all claims, losses, liabilities, damages, deficiencies, Taxes, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense, net of any actual recoveries under insurance policies or indemnities from third parties (individually a “Loss” and collectively “Losses”), incurred by such Parent Indemnitee directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of the Company contained in this Agreement, (ii) any failure by the Company to perform or comply with any covenant contained in this Agreement, or (iii) any Third Party Expenses in excess of the amount for which the Surviving Corporation is to be responsible as set forth in Section 10.2. The Escrow Fund shall be security for this indemnity obligation subject to the limitations set forth in this Agreement. Except for intentional fraud and willful misconduct, recovery from the Escrow Fund shall be the sole and exclusive right and remedy for any Losses by a Parent Indemnitee.

              (b)  The Company Stockholders shall not be required to make any indemnification payment pursuant to this Section 7.2 until such time as the total amount of all Losses that have been directly or indirectly suffered or incurred by any one or more of the Parent Indemnitees, or to which any one or more of the Parent Indemnitees, has or have otherwise become subject, exceeds $300,000 in the aggregate (the “Deductible Amount”). If the total amount of such Losses exceeds the Deductible Amount, then the Parent Indemnitees shall be entitled to be indemnified against and compensated and reimbursed only for the portion of such Losses exceeding the Deductible Amount. The Deductible Amount does not apply to Losses arising from a breach of the representations in Sections 2.1, 2.2, 2.3, 2.4, and 2.11 and Third Party Expenses in excess of the amount for which the Surviving Corporation is to be responsible for as set forth in Section 10.2, in which event the Company Stockholders shall be required to make an indemnification payment for all such Losses. For purposes of calculating the Deductible Amount, all representations other than those contained in Section 2.10(b) shall be deemed not to be qualified by “materiality,” “Company Material Adverse Effect,” and words of similar meaning.

              (c)  The obligations of the Company Stockholders to indemnify the Parent Indemnitees shall terminate upon the Expiration Date; provided, however, that if, at any time prior to the Expiration Date, an Indemnified Party (acting in good faith) delivers to the Securityholder Agent or to Parent, as the case may be, a written notice alleging the existence of an inaccuracy in or a breach of any of the representations, warranties, covenants or agreements made by the Company or Parent or Merger Sub, as the case may be, (and setting forth in reasonable detail the basis for such Indemnified Party’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 7.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved.

              (d)  For purposes of this Article VII, a party against whom indemnification may be sought is referred to as the “Indemnifying Party ” and the parties that may be entitled to indemnification is referred to as the “Indemnified Party.”

        Section 7.3  Escrow Arrangements.

              (a)  Escrow Fund.

        At the Effective Time, each holder of shares of Company Capital Stock (each, a “Company Stockholder” and collectively, the “Company Stockholders”) will be deemed to have received and deposited with the Escrow Agent (as defined below) each Company Stockholder’s pro rata interest in the Escrow Amount as set forth in the Final Conversion Schedule (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time with respect to shares constituting the Escrow Amount), without any act of any Company Stockholder. As soon as practicable after the Effective Time, the Escrow Amount, without any act of any Company Stockholder, will be deposited with U.S. Bank Trust, National Association (or other institution acceptable to Parent and the Securityholder Agent (as defined in Section 7.3(g) below)) as Escrow Agent (the “Escro w Agent”), such deposit to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth in this Section and to be maintained at Parent’s cost and expense. The portion of the Escrow Amount contributed on behalf of each Company Stockholder shall be in proportion to the aggregate Parent Common Stock to which such holder would otherwise be entitled under Section 1.6(b) and shall be in the respective amounts listed opposite each Company Stockholder’s name listed on the Final Conversion Schedule and executed by the Company and delivered to Parent at Closing. In the case of a Company Stockholder holding both (a) shares of Company Capital Stock subject to vesting, whether through a right or repurchase, forfeiture or other condition, and (b) vested shares of Company Capital Stock, the shares to be contributed to the Escrow Fund on behalf of such Company Stockholder shall be allocated among vested and unvested shares in proportion to the ratio that the to tal number of vested shares held by such Company Stockholder bears to the total number of unvested shares held by such Company Stockholder. No portion of the Escrow Amount shall be contributed in respect of any Company Options or any warrant exercisable for Company Capital Stock. Upon compliance with the terms hereof and subject to the provisions of this Article VII, Parent and the Surviving Corporation shall be entitled to obtain indemnity from the Escrow Fund for Losses covered by the indemnity provided for in Section 7.2. All taxable income accrued or earned in respect of the Escrow Amount shall be treated as the income of the Company Stockholders for all Tax purposes.

              (b)  Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m. (California Time) on the Expiration Date (the “Escrow Period”). The date of commencement of the Escrow Period and the Expiration Date shall be certified to the Escrow Agent in a certificate signed by Parent and the Securityholder Agent. Such amount (or some portion thereof) that is necessary in the reasonable judgment of Parent, subject to the objection of the Securityholder Agent and the subsequent arbitration of the matter in the manner provided in Section 7.3(f) hereof, to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of the Escrow Period and as are specified in an Officer’s Certificate delivered to the Escrow Agent prior to the termination of such Escrow Period, may be retained in the Escrow Fund after termination of the Escrow Period. As soon as any or all such claims have been resolved as evidenced by the written memorandum of the Securityholder Agent and Parent, the Escrow Agent shall deliver to the Company Stockholders the remaining portion of the Escrow Fund that is not required to satisfy such claims. If no Officer’s Certificate pertaining to unsatisfied claims is delivered to the Escrow Agent at or prior to the terminatio n of the Escrow Period, upon termination of the Escrow Period, the Escrow Agent, without further authorization or instruction, shall distribute the remainder of the Escrow Fund to the Company Stockholders in accordance with the provisions of this Section 7.3(b). Deliveries of Escrow Amounts to the Company Stockholders pursuant to this Section 7.3(b) shall be made in proportion to their respective original contributions to the Escrow Fund (as set forth on the Final Conversion Schedule).

              (c)  Protection of Escrow Fund.

                            (i)    The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent or any Company Stockholder, and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Agreement.

                            (ii)    Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split or stock dividend) (“New Shares”) in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be deposited with the Escrow Agent and added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed to the record holders thereof.

                            (iii)    Each Company Stockholder shall have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such Company Stockholder (and on any voting securities and other equity securities added to the Escrow Fund in respect of such shares of Parent Common Stock).

              (d)  Claims Upon Escrow Fund.

                            (i)    Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an “Officer’s Certificate”): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall, subject to the provisions of Section 7.3(e), deliver to Parent out of the Escrow Fund, as promptly as practicable, shares of Parent Common Stock held in the Escrow Fun d in an amount equal to such Losses.

                            (ii)    For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund pursuant to Section 7.3(d)(i) , each share of Parent Common Stock shall be valued at the Pre-Closing Trading Price of Parent Common Stock. Parent and the Securityholder Agent shall certify the Pre-Closing Trading Price in a certificate signed by both Parent and the Securityholder Agent and shall deliver such certificate to the Escrow Agent at Closing. For purposes of determining which shares of Parent Common Stock will be delivered to Parent out of the Escrow Fund, shares will be delivered from each Company Stockholder pursuant to such Company Stockholder’s pro-rata interest in the Escrow Fund; provided however, that to the extent possible, with respect to each Company Stockhol der, such shares shall be vested and not subject to a right of repurchase, forfeiture, or other condition.

              (e)  Objections to Claims. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Securityholder Agent and for a period of forty-five (45) days after delivery of such Officer’s Certificate, the Escrow Agent shall make no delivery to Parent of any Escrow Amounts pursuant to Section 7.3(d) unless the Escrow Agent shall have received written authorization from the Securityholder Agent to make such delivery. After the expiration of such forty-five (45) day period, the Escrow Agent shall make delivery of shares of Parent Common Stock from the Escrow Fund in accordance with Section 7.3(d), provided that no such payment or delivery may be made if the Securityholder Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent (with a copy to Parent) prior to the expiration of such forty-five (45) day period.

              (f)  Resolution of Conflicts; Arbitration.

                            (i)    In case the Securityholder Agent shall so object in writing to any claim or claims made in any Officer’s Certificate, the Securityholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock from the Escrow Fund in accordance with the terms of such memorandum.

                            (ii)   If no such agreement can be reached after good faith negotiation, either Parent or the Securityholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Parent and the Securityholder Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator, each of which arbitrators shall be independent and have at least ten years relevant experience. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery whi le allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.3(e), the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and sh all be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

                            (iii)   Any such arbitration shall be held in San Mateo County, California and shall be conducted by, and under the rules then in effect, of the Judicial Arbitration and Mediation Services, Inc. For purposes of this Section 7.3(f), in any arbitration hereunder in which any claim or the amount is at issue, Parent shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award Parent less than the sum of one-half (1/2) of the disputed amount plus any amounts not in dispute; otherwise, the Company Stockholders as represented by the Securityholder Agent shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration, and the expenses, including without limitation, rea sonable attorneys’ fees and costs, incurred by the other party to the arbitration. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. The Securityholder Agent shall pay such amounts contemplated under this Section 7.3(f)(iii) and Section 7.3(i)(ii) or other amounts contemplated in this Section 7.3 (including without limitation unreimbursed expenses of counsel for the Company Stockholders and Parent, arbitrator fees and administrative costs) by distributing shares of Parent Common Stock from the Escrow Fund with respect to which Parent has not made a claim; provided, however, that no shares of Parent Common Stock may be distributed from the Escrow Fund prior to the termination of the Escrow Period and such shares may be distributed only to the extent that such shares are not required to satisfy any claim for Losses.

              (g)  Securityholder Agent of the Company Stockholders; Power of Attorney.

                            (i)    In the event that the Merger is approved, effective upon such vote, and without further act of any Company Stockholder, Abhay Parekh shall be appointed as agent and attorney-in-fact (the “Securityholder Agent”) for each Company Stockholder (except such Company Stockholders, if any, as shall have perfected their appraisal rights under Delaware Law, or if applicable, dissenters’ rights under California Law), for and on behalf of the Company Stockholders, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Securityholder Agent for the accomplishment of the foregoing. Such agency may be changed by the Company Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided that the Securityholder Agent may not be removed unless holders of a majority–in–interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Securityholder Agent may be filled by approval of the holders of a majority–i n–interest of the Escrow Fund. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for his or her services. Notices or communications to or from the Securityholder Agent shall constitute notice to or from each of the Company Stockholders.

                            (ii)    The Securityholder Agent shall not be liable for any act done or omitted hereunder as Securityholder Agent while acting in good faith and in the exercise of reasonable judgment.

              (h)  Actions of the Securityholder Agent. A decision, act, consent, or instruction of the Securityholder Agent shall constitute a decision of all the Company Stockholders for whom a portion of the Escrow Amount otherwise issuable to them is deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Company Stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Agent as being the decision, act, consent or instruction of each and every such Company Stockholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent, or instruction of the Securityholder Agent.

              (i)  Third-Party Claims.

                            (i)    If any third party shall notify Parent or its affiliates hereto with respect to any matter (referred to as a “Third Party Claim”), which may give rise to a claim by Parent against the Escrow Fund, then Parent shall give notice to the Securityholder Agent within thirty (30) days of Parent’s becoming aware of any such Third Party Claim or of facts upon which any such Third Party Claim will be based setting forth such material information with respect to the Third Party Claim as is reasonably available to Parent; provided, however, that no delay or failure on the part of Parent in notifying the Securityholder Agent shall relieve the Securityholder Agent and the Company Stockholders from any obligation hereunder unless the Securityholder Agent and the Company Stockholders are the reby materially prejudiced (and then solely to the extent of such prejudice). The Securityholder Agent and the Company Stockholders shall not be liable for any attorneys’ fees and expenses incurred by Parent prior to Parent’s giving notice to the Securityholder Agent of a Third Party Claim. The notice from Parent to the Securityholder Agent shall set forth such material information with respect to the Third Party Claim as is then reasonably available to Parent.

                            (ii)  In case any Third Party Claim is asserted against Parent or its affiliates, and Parent notifies the Securityholder Agent thereof pursuant to Section 7.3(i)(i) above, the Securityholder Agent and the Company Stockholders will be entitled, if the Securityholder Agent so elects by written notice delivered to Parent within thirty (30) days after receiving Parent’s notice, to assume the defense thereof, at the expense of the Company Stockholders independent of the Escrow Fund, with counsel reasonably satisfactory to Parent so long as:

                              (A)  Parent has reasonably determined that Losses which may be incurred as a result of the Third Party Claim do not exceed either individually, or when aggregated with all other Third Party Claims, the total dollar value of the Escrow Fund determined in accordance with Section 7.3(d)(ii);

                              (B)  the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; and

                              (C)  settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of Parent, likely to establish a precedential custom or practice adverse to the continuing business interests of Parent; or to increase the Tax Liability of Parent or the Company.

                     If the Securityholder Agent and the Company Stockholders so assume any such defense, the Securityholder Agent and the Company Stockholders shall conduct the defense of the Third Party Claim actively and diligently. The Securityholder Agent and the Company Stockholders shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of Parent and/or its affiliates, as applicable.

                            (iii)    In the event that the Securityholder Agent assumes the defense of the Third Party Claim in accordance with Section 7.3(i)(ii) above, Parent or its affiliates may retain separate counsel and participate in the defense of the Third Party Claim, but the fees and expenses of such counsel shall be at the expense of Parent unless Parent or its affiliates shall reasonably determine that there is a material conflict of interest between or among Parent or its affiliates and the Securityholder Agent and the Company Stockholders with respect to such Third Party Claim, in which case the reasonable fees and expenses of such counsel will be borne by the Securityholder Agent and the Company Stockholders out of the Escrow Fund. Parent or its affiliates will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Securityholder Agent. Parent will cooperate in the defense of the Third Party Claim and will provide reasonable access to documents, assets, properties, books and records reasonably requested by Securityholder Agent and material to the claim and to all officers, directors, and employees reasonably requested by Securityholder Agent for investigation, depositions, and trial.

                            (iv)    In the event that the Securityholder Agent fails or elects not to assume the defense of Parent or its affiliates against such Third Party Claim, which Securityholder Agent had the right to assume under Section 7.3(i)(ii) above, Parent or its affiliates shall have the right to undertake the defense, and Parent shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of Securityholder Agent. In the event that the Securityholder Agent is not entitled to assume the defense of Parent or its affiliates against such Third Party Claim pursuant to Section 7.3(i)(ii) above, Parent or its affiliates shall have the right to undertake the defense, consent to the entry of any judgment or enter into any settlement with r espect to the Third Party Claim in any manner it may deem appropriate (and Parent or its affiliates need not consult with, or obtain any consent from, the Securityholder Agent in connection therewith); provided, however, that except with the written consent of the Securityholder Agent, no settlement of any such claim or consent to the entry of any judgment with respect to such Third Party Claim shall alone be determinative of the validity of the claim against the Escrow Fund. In each case, Parent or its affiliates shall conduct the defense of the Third Party Claim actively and diligently, and the Securityholder Agent and the Company Stockholders will cooperate with Parent or its affiliates in the defense of that claim and will provide reasonable access to documents, assets, properties, books and records reasonably requested by Parent and material to the claim and to make available all individuals reasonably requested by Parent for investigation, depositions, and trial.

              (j)  Escrow Agent’s Duties.

                            (i)    The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth in this Article VII, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Securityholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

                            (ii)    The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties to this Agreement or by any other person, excepting only orders or process of courts of law, and is expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties to this Agreement or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                            (iii)   The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for under this Agreement.

                            (iv)    The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                            (v)    In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

                            (vi)   If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of Parent Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

                            (vii)    Parent and the Surviving Corporation agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter; provided, however, that in the event the Escrow Agent shall be the Non-Prevailing Party in connection with any claim or action initiated by a Company Stockholder or Company Stockholders, then such Company Stockholder or Company Stockholders shall be responsible for the indemnification of the Escrow Agen t to the full extent provided by this paragraph.

                            (viii)    The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Securityholder Agent shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If Parent and the Securityholder Agent fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be ve sted with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

              (k)  Fees. All fees of the Escrow Agent for performance of its duties under this Agreement shall be paid by Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorneys’ fees, and expenses occasioned by such default, delay, controversy or litigation. Parent promises to pay these sums upon demand.

        Section 7.4  Insurance.

        If the amount of Losses, at any time prior to or subsequent to the payment thereof by an Indemnifying Party to an Indemnified Party pursuant to this Article VII is reduced pursuant to any actual insurance coverage, the amount such reduction (net of (i) any out-of-pocket expenses, (ii) increases in premiums or (iii) any deductible incurred in obtaining such reduction) shall promptly be repaid by the Indemnified Party to the Indemnifying Party.

        Section 7.5  Payment by Parent in Shares.

        The parties agree that any payment required to be made by Parent to compensate any Company Stockholder for any Loss incurred by such Company Stockholder as a result of the breach by Parent or Merger Sub of any of its representations and warranties in this Agreement or in the certificate delivered pursuant to Section 6.2(b) shall be made in shares of Parent Common Stock. The number of shares of Parent Common Stock to be paid shall be determined by dividing the dollar amount of the Loss by the Pre-Closing Trading Price of Parent Common Stock (taking into account any stock-split, reverse stock-split, or other similar event between the Closing Date and the date of payment), rounded down to the nearest whole number.

ARTICLE VIII

LIMITATION OF LIABILITY

        Section 8.1  Limitation.

        Except for intentional fraud and willful misconduct, the maximum liability of the Company Stockholders for Losses incurred by Parent and its affiliates (including the Surviving Corporation) shall be limited to the Escrow Fund (the “Maximum Liability for Losses”) and resort to the Escrow Fund shall be the exclusive right and remedy of Parent for any Losses. Any claim by Parent or its affiliates (including the Surviving Corporation) against any or all of the Company Stockholders must be made on or before the Expiration Date and may only be made pursuant to the procedures set forth in Article VII. Except for intentional fraud and willful misconduct, the maximum liability of each Company Stockholder for any Losses incurred by Parent and/or the Surviving Corporation shall be an amount equal to the product obtained by multiplying (x) the lesser of the Maximum Liability for Losses or the amount of such Losses actually incurre d by Parent or the Surviving Corporation by (y) the ratio of (a) the total number of shares of Parent Common Stock received by such Company Stockholder at the Closing to (b) the aggregate number of shares of Parent Common Stock issued at the Effective Time to the Company Stockholders and shall only be payable out of the Escrow Fund in shares of Parent Common Stock. Parent agrees (and agrees to cause any affiliate (including the Surviving Corporation)) to present any claims for Losses solely against the Escrow Fund established under Article VII.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

        Section 9.1  Termination.

        Except as provided in Section 9.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

              (a)  by mutual written consent of the Company and Parent;

              (b)  by either Parent or the Company if: (i) the Effective Time has not occurred by (A) December 31, 2000 or (B) if the conditions set forth in Sections 6.1(b) or 6.1(f) have not been satisfied as of December 31, 2000, the earlier of (x) March 31, 2001 and (y) the date five (5) business days following the satisfaction of such condition (provided that the right to terminate this Agreement under this clause 9.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii)  there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any G overnmental Entity that would make consummation of the Merger illegal;

              (c)  by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent’s or the Company’s ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent;

              (d)  by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and as a result of such breach the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by the Company within forty-five (45) days through the exercise of its commercially reasonable efforts, then for so long as the Company continues to exercise such commercially reasonable efforts Parent may not terminate this Agreement under this Section 9.1(d) unless such breach is not cured within such forty-five (45) day period (but no cure period shall be required for a breach which by its nature cannot be cured);

              (e)  by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and as a result of such breach the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by Parent or Merger Sub within forty-five (45) days through the exercise of its commercially reasonable best efforts, then for so long as Parent or Merger Sub continues to exercise such commercially reasonable best efforts the Company may not terminate this Agreement under this Section 9.1(e) unless such breach is not cured within such forty-five (45) day period (but no cure period shall be required for a breach which by its nature cannot be cured).

              Where action is taken to terminate this Agreement pursuant to this Section 9.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

        Section 9.2  Effect of Termination.

        In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void, and there shall be no liability or obligation on the part of Parent, Merger Sub, or the Company, or their respective officers, directors, or stockholders, provided that (i) the provisions of Section 5.4 (Confidentiality) and this Article IX shall remain in full force and effect and survive any termination of this Agreement and (ii) the termination of this Agreement shall not relieve any party from any liability for any (x) knowing breach of a representation or warranty or (y) material breach of a covenant or agreement contained in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Nondisclosure Agreement, all of which obligations shall survive termination of this Agreement.

        Section 9.3  Amendment.

        Except as is otherwise required by applicable law, prior to the Closing, this Agreement may be amended by the parties to this Agreement at any time by execution of an instrument in writing signed by Parent and the Company and, in respect of matters under this Agreement that expressly relate to the Escrow Agent or Securityholder Agent, the Escrow Agent and the Securityholder Agent. Except as is otherwise required by applicable law, after the Closing, this Agreement may be amended by the parties to this Agreement at any time by execution of an instrument in writing signed by Parent and by the Securityholder Agent.

        Section 9.4  Extension; Waiver.

        At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party to this Agreement, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant to this Agreement, and (iii)  waive compliance with any of the agreements or conditions for the benefit of such party contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE X

GENERAL PROVISIONS

        Section 10.1  Notices.

        Any request, communication, or other notice required or permitted hereunder shall be in writing and shall be deemed to have been duly given if sent by facsimile or delivered by recognized overnight or international courier service or personal delivery (as the situation may require) at the respective address or facsimile number of the party receiving notice as set forth below. Any party hereto may by notice so given change its address or facsimile number for future notice hereunder. All such notices and other communications hereunder shall be deemed given (i) upon confirmation of delivery, if sent by facsimile and (ii) upon delivery, if sent by recognized overnight or international courier service or personal delivery:

              (a)  if to Parent or Merger Sub, to:

              Inktomi Corporation
              4100 East Third Avenue
              Foster City, CA 94404
              Attention:  Corporate Counsel
              Telephone:  (650) 653-2800
              Facsimile:  (650) 653-1835

                     with a copy to:

              Skadden, Arps, Slate, Meagher & Flom LLP
              525 University Avenue, Suite 220
              Palo Alto, California 94301
              Attention:  Kenton J. King, Esq.
              Telephone:  (650) 470-4530
              Facsimile:  (650) 470-4570

              (b)  if to the Company, to:

                                    FastForward Networks, Inc.
                                    75 Hawthorne Street, Suite 601
                                    San Francisco, CA 94105
                                    Attention:  President and Chief Executive Officer
                                    Telephone:  (415) 430-2500
                                    Facsimile:   (415) 430-2510

                     with a copy to:

              Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
              155 Constitution Drive
              Menlo Park, CA 94025
              Attention:  Christopher D. Dillon, Esq.
              Telephone:  (650) 321-2400
              Facsimile:  (650) 321-2800

              (c)  if to the Securityholder Agent:

              Abhay K. Parekh
              75 Hawthorne Street, Suite 601
              San Francisco, CA 94105
              Telephone:   (415) 430-2500
              Facsimile:   (415) 430-2510

     with a copy to:

             Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
             155 Constitution Drive
             Menlo Park, CA 94025
             Attention:  Christopher D. Dillon, Esq.
             Telephone:  (650) 321-2400
             Facsimile:  (650) 321-2800

              (d)  if to the Escrow Agent:

                                    U.S. Bank Trust, National Association
                                    One California Street, Suite 2550
                                    San Francisco, California 94111
                                    Attention:  Ann Gadsby
                                    Telephone:  (415) 273-4532
                                    Facsimile:  (415) 273-4590

        Section 10.2  Expenses.

        In the event the Merger is not consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective party incurring such fees and expenses. In the event the Merger is consummated, (i) the Surviving Corporation shall be responsible for the payment of Third Party Expenses incurred by the Company in connection with the Merger to the extent of up to $200,000 to counsel to Company and 70% of the amount due CSFB pursuant to the engagement letter from CSFB to the Company, dated June 19, 2000, listed on Schedule 2.15, after which any additional Third Party Expenses, including without limitation, the balance of all amounts due CSFB, shall be borne by the Company Stockholders, and (ii) the Company Stockholders shall be solely responsible for all Third Party Expenses incurred by them.

        Section 10.3  Interpretation.

              (a)  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “agreement” when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

              (b)  For purposes of this Agreement, the term “knowledge” means, with respect to a party to this Agreement, the knowledge of the executive officers of such party after reasonable inquiry. The parties hereby agree that for purposes of this Agreement, the “executive officers” of the Company are Abhay Parekh, Eric Wolford and Dave Butler, and that the “executive officers” of Parent and Merger Sub are David Peterschmidt, Richard Pierce, and Jerry Kennelly.

              (c)  For purposes of this Agreement, the term “person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

              (d)  For purposes of this Agreement, the term “Company Material Adverse Effect” means a material adverse effect on the business, results of operations, or financial condition of the Company; provided, however, that a Company Material Adverse Effect shall not include: (i) any occurrence or condition affecting the industry generally in which the Company operates or (ii)  any change in economic or regulatory conditions. For purposes hereof, any Material Adverse Effect on the business of the Company which is cured by the Company shall not be a Material Adverse Effect.

              (e)  For purposes of this Agreement, the term “Parent Material Adverse Effect” means a material adverse effect on the business, results of operations, or financial condition of the Parent and its subsidiaries, taken as a whole; provided, however, that a Parent Material Adverse Effect shall not include: (i) in and of itself, a failure by Parent to meet the revenue or earnings predictions of equity analysts as reflected in the First Call consensus estimate, or any other revenue or earnings estimate, or any other revenue or earnings predictions or expectations, for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Closing Date, (ii) any occurrence or condition affecting the industry generally in which Parent operates, (iii) any change in economic or regulatory conditions, or (iv) in and of itself, any change in the trading price of Parent Common Stock on the Nasdaq National Market. For purposes hereof, any Material Adverse Effect on the business of Parent which is cured by Parent shall not be a Material Adverse Effect. With respect to clause (i) of this paragraph (e), the term “in and of itself” means that the parties acknowledge that (A) the failure to meet the revenues or earnings predictions of equity analysts may, in certain circumstances, have been caused by changes to, or events or conditions affecting, the business of Parent and its subsidiaries that would constitute a “Parent Material Adverse Effect,” but not necessarily so, (B) the exception set forth in clause (i) is not intended to prohibit the Company from claiming that any such change, event or condition that causes such failure to meet predictions constitutes a Parent Material Adverse Effect, and (C) any, directly or indirectly, related change in the trading price of Parent Common Stock on the Nasdaq National Market should not, in or and of itself, be used to judge the materiality of any such change, event or condition.

        Section 10.4  Counterparts.

        This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        Section 10.5  Entire Agreement; No Third Party Beneficiaries; Assignment.

        Other than the Nondisclosure Agreement, this Agreement, the schedules and exhibits to this Agreement, and the documents and instruments and other agreements among the parties to this Agreement referenced in this Agreement: (a) constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements herein, and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as otherwise set forth herein, are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent and Merger Sub may assign their respective rights and delegate their respective obligations under this Agreement to their respective affiliates.

        Section 10.6  Severability.

        In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties to this Agreement. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        Section 10.7  Other Remedies.

        Except as otherwise provided in this Agreement, any and all remedies in this Agreement expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

        Section 10.8  Governing Law.

        This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties to this Agreement agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

        Section 10.9  Rules of Construction.

        The parties to this Agreement agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        Section 10.10  Specific Performance.

        The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of Page Left Intentionally Blank]

  IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Securityholder Agent, and the Escrow Agent have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

FASTFORWARD NETWORKS, INC. a Delaware Corporation
By:	Name:
Title:
INKTOMI CORPORATION a Delaware Corporation
By:	Name:
Title:
SECURITYHOLDER AGENT: (as to Section 9.3 and the provisions of Article VII only)
By:	Name:
Title:
RIVER KWAI ACQUISITION CORPORATION a Delaware Corporation
By:	Name:
Title:
ESCROW AGENT (as to Section 9.3 and the provisions of Article VII only) U.S. BANK TRUST, NATIONAL ASSOCIATION
By:	Name:
Title:

INDEX OF EXHIBITS

Exhibit      Description

Exhibit A      Form of Voting Agreement

Exhibit B      Form of Company Affiliate Agreement

Exhibit C      Form of Non-Competition Agreement

Exhibit D      Preliminary Conversion Schedule

Exhibit E      Form of Parent Affiliate Agreement

Exhibit F      Form of Legal Opinion of Counsel to Parent

Exhibit G      Form of Legal Opinion of Counsel to the Company